Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

C. R. BARD, INC.,

FREEDOM MERGERSUB, INC.,

and

LIBERATOR MEDICAL HOLDINGS, INC.

Dated as of November 19, 2015

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

Annexes

Annex I – Definitions

Exhibits

Exhibit A – Form of Voting Agreement

Exhibit B – Articles of Merger

Exhibit C – Form of Company Closing Certificate

Exhibit D – Form of Parent Closing Certificate

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of November 19, 2015, by and among (i) Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”), (ii) C. R. Bard, Inc., a New Jersey corporation (“Parent”), and (iii) Freedom MergerSub, Inc., a Nevada corporation and a wholly-owned Subsidiary of Parent (“MergerSub”). The Company, MergerSub and Parent are each sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Certain capitalized terms used herein are defined in Annex I.

W I T N E S S E T H:

WHEREAS, the respective boards of directors of Parent (for itself and as the sole shareholder of MergerSub) and MergerSub have approved this Agreement and the Merger, upon the terms of and subject to the conditions set forth in this Agreement;

WHEREAS, pursuant to the Merger: (i) the Common Stock shall be converted into the right to receive, on the terms and subject to the conditions set forth herein, the Merger Consideration; and (ii) each Option shall be converted into the right to receive, on the terms and subject to the conditions set forth herein, the Option Consideration;

WHEREAS, the Company Board has determined that the form, terms and provisions of this Agreement are fair, advisable and in the best interests of the Company and its Shareholders and, in furtherance thereof, has unanimously: (i) adopted resolutions adopting and approving this Agreement and the transactions contemplated hereby, including the Merger, in all respects for purposes of Sections 92A.120 and 78.438 of the Nevada Revised Statutes (as amended from time to time, the “NRS”), (ii) subject to the terms and conditions set forth herein, resolved to recommend this Agreement to the Shareholders of the Company pursuant to Subsection 2(a) of Section 92A.120 of the NRS; and (iii) received a written opinion of the Financial Advisor as set forth in Section 2.24(b) herein;

WHEREAS, in connection with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and MergerSub to enter into this Agreement, holders of certain shares of Common Stock have entered into voting agreements with the Company, in the form attached hereto as Exhibit A (the “Voting Agreements”);

WHEREAS, in connection with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and MergerSub to enter into this Agreement, the persons specified on Schedule 1 have entered into non-competition agreements with the Company, Parent and MergerSub on the date hereof (collectively, the “Non-Compete Agreements”); and

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE I

MERGER; EFFECT OF THE MERGER ON CAPITAL STOCK; CLOSING

1.1 The Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, in each case, pursuant to the provisions of the NRS: (a) MergerSub shall be merged with and into the Company (the “Merger”), and the separate corporate existence of MergerSub shall thereupon cease; and (b) the Company shall be the surviving corporation in the Merger and shall continue to exist as a Subsidiary of Parent. The separate corporate existence of the Company with all its rights, privileges, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in this Agreement, the Articles of Merger and the NRS. From and after the Effective Time, the Company is sometimes referred to herein as the “Surviving Corporation.”

1.2 Articles of Merger. As soon as practicable on the Closing Date, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the NRS, Parent, MergerSub and the Company shall cause the articles of merger attached hereto as Exhibit B (the “Articles of Merger”) to be filed in accordance with the NRS and shall make all other filings or recordings as required by applicable Law. The Merger shall be effective at the time and on the date of the filing of the Articles of Merger with the Nevada Secretary of State in accordance with the NRS; provided, however, that, upon the mutual consent of MergerSub, Parent and the Company, the Articles of Merger may provide for a later date and time of effectiveness of the Merger not later than ninety (90) days after the date of the filing of the Articles of Merger (the date and time of the filing of the Articles of Merger with the Nevada Secretary of State, or such later time as is specified in the Articles of Merger and as agreed to by MergerSub and the Company, being the “Effective Time”).

1.3 Articles of Incorporation. At the Effective Time, the articles of incorporation of the Surviving Corporation shall be amended and restated in their entirety to read as the articles of incorporation of MergerSub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall not be amended.

1.4 Bylaws . At the Effective Time, the bylaws of the Surviving Corporation shall be amended and restated in their entirety to read as the bylaws of MergerSub as in effect immediately prior to the Effective Time, except that the name of the Surviving Corporation shall not be amended.

1.5 Directors and Officers. The directors and officers of MergerSub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation at the Effective Time and shall hold office until their respective successors are duly elected or appointed and qualified in the manner provided in the articles of incorporation or bylaws of the Surviving Corporation or as otherwise provided by Law, or until their earlier death, resignation or removal.

1.6 Effect of the Merger on Capital Stock.

(a) Common Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any Party, each share of Common Stock issued and outstanding as of the Effective Time (other than Common Stock to be canceled pursuant to Section 1.6(b)) shall be canceled and converted into the right to receive $3.35 per share in cash (the “Merger Consideration”), payable to the holder thereof, without interest or dividends, less any applicable withholding Taxes.

(b) Treasury Shares; Parent and MergerSub Shares. Notwithstanding any other provision of this Agreement to the contrary, each share of Common Stock held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be canceled, retired and cease to exist as of the Effective Time and no payment shall be made with respect thereto. Each share of Common Stock owned by Parent or MergerSub immediately prior to the Effective Time shall be canceled and extinguished and no payment shall be made with respect thereto.

(c) MergerSub Shares. As of the Effective Time, each share of common stock of MergerSub issued and outstanding immediately prior to the Effective Time shall, without any action on the part of MergerSub, be converted into one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d) Dissenting Shares. Pursuant to NRS 92A.390, no holder of any shares of Common Stock will have or be entitled to assert dissenter’s rights or any other rights of appraisal as a result of or in connection with this Agreement and the transactions contemplated hereby, including the Merger.

1.7 Equity Awards.

(a) Options. As of the Effective Time, without any action on the part of any holder thereof or any Party, each Option that is outstanding and unexercised as of immediately prior to the Effective Time shall, whether or not vested, become fully vested and exercisable and shall be canceled, in each case, in accordance with and pursuant to the terms of the Company Incentive Plan and related award agreements under which such Options were granted. In consideration of such cancellation, each holder of an Option that has a per-share exercise price less than the Merger Consideration, if any, will be entitled to receive in settlement of such Option, a cash payment from the Surviving Corporation, subject to any required withholding Tax, equal to the product of (i) the total number of shares of Common Stock otherwise issuable upon the exercise of such Option and (ii) the Merger Consideration less the applicable exercise price per share of Common Stock of such Option (the “Option Consideration”); provided, however, that with respect to any Person subject to Section 16 of the Exchange Act, any such amount shall be paid as soon as practicable after the first date payment can be made without liability to such Person under Section 16(b) of the Exchange Act. If the exercise price of any Option is equal to or exceeds the Merger Consideration, then such Option (whether or not vested) shall, to the extent not exercised prior to the Effective Time, automatically be extinguished and canceled without the right to receive any consideration (with no payment being made hereunder with respect thereto).

(b) Payment. At or before the Effective Time, Parent shall deposit, or Parent shall otherwise take all steps necessary to cause to be deposited, by wire transfer of immediately available funds, with the Surviving Corporation for the benefit of the holders of Options, cash in an aggregate amount equal to the aggregate Option Consideration payable to all holders of Options pursuant to Section 1.7(a) (the “Option Fund”); provided, however, that any amount withheld pursuant to Section 1.10 shall be remitted by the Surviving Corporation to the appropriate Taxing Authority. The Option Fund shall not be used for any other purpose except as provided in this Agreement.

1.8 Payment for Common Stock in the Merger.

(a) Prior to the Effective Time, Parent shall appoint U.S. Bank National Association to act as exchange and paying agent, registrar and transfer agent (the “Paying Agent”) to facilitate the receipt by the Company’s stockholders of the Merger Consideration. At or before the Effective Time, Parent shall deposit, or Parent shall otherwise take all steps necessary to cause to be deposited, by wire transfer of immediately available funds, in trust with the Paying Agent for the benefit of the holders of Common Stock, cash in an aggregate amount equal to the product of (i) the number of shares of Common Stock issued and outstanding immediately prior to the Effective Time and entitled to receive the Merger Consideration in accordance with Section 1.6(a) and (ii) the Merger Consideration (the “Payment Fund”). The Paying Agent shall, pursuant to instructions provided by Parent, make the payments provided for in Section 1.6(a) out of the Payment Fund (it being understood that any and all interest earned on funds made available to the Paying Agent pursuant to this Agreement shall be turned over to Parent, except as otherwise provided in Section 1.8(e)). The Payment Fund shall not be used for any other purpose except as provided in this Agreement.

(b) As promptly as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each Person who was, as of immediately prior to the Effective Time, a holder of record of Common Stock (i) a letter of transmittal (which shall be in customary form) which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing the Common Stock (the “Certificates”) or uncertificated Common Stock represented by book entry (“Uncertificated Shares”) shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Paying Agent and (ii) instructions for use in surrendering such Certificates or transfer of the Uncertificated Shares and receiving the Merger Consideration in respect thereof.

(c) Upon (i) surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal validly executed and duly completed in accordance with the instructions thereto or (ii) compliance with the reasonable procedures established by the Paying Agent for delivery of Uncertificated Shares, the holder of such Certificate or Uncertificated Shares shall be entitled to receive, in exchange therefor (other than Common Stock to be canceled pursuant to Section 1.6(b)), cash in an amount equal to the product of (i) the number of shares of Common Stock formerly represented by such Certificate or Uncertificated Shares, as applicable, and (ii) the Merger Consideration, which amount shall be paid by the Paying Agent in accordance with the instructions provided by such holder as set forth in such holder’s letter of transmittal. No interest or dividends will be paid or accrued on the consideration payable upon the surrender of any Certificate or transfer of any Uncertificated Shares. In the event of a transfer of ownership of Common Stock that is not registered in the transfer records of the Company, payment of the Merger Consideration in respect of the applicable Common Stock may be made to a Person (other than the Person in whose name the

Certificate surrendered or the Uncertificated Shares so transferred is registered) if such Certificate shall be properly endorsed or otherwise in proper form for transfer or such Uncertificated Shares shall be properly transferred. The Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment of the Merger Consideration in respect thereof or such Person shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered or transferred, as the case may be, in accordance with the provisions of this Section 1.8, each Certificate or Uncertificated Share (other than those representing Common Stock to be canceled pursuant to Section 1.6(b)) shall represent, for all purposes, only the right to receive cash in an amount equal to the product of (i) the number of shares of Common Stock formerly represented by such Certificate or Uncertificated Shares, as applicable and (ii) the Merger Consideration, without any interest or dividends thereon.

(d) The consideration issued upon the surrender of Certificates or transfer of Uncertificated Shares in accordance with this Agreement shall be deemed to have been issued in full satisfaction of all rights pertaining to such Common Stock formerly represented thereby, subject, however, to the Surviving Corporation’s obligation to pay any dividends or make any other distributions, in each case with a record date (i) after the date of this Agreement but prior to the Effective Time that may have been declared or made by the Company on such shares of Common Stock in accordance with the terms of this Agreement or (ii) on or prior to the date of this Agreement, and in each case, which remain unpaid at the Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation, they shall be canceled and exchanged as provided in this Article I.

(e) Any portion of the Payment Fund (including any amounts that may be payable to the former Shareholders in accordance with the terms of this Agreement) that remains unclaimed by the former Shareholders upon the twelve (12) month anniversary of the Closing Date shall be returned to the Surviving Corporation upon demand by the Surviving Corporation to the Paying Agent and any former Shareholders who have not theretofore complied with this Article I shall thereafter look, subject to Section 1.8(f), to the Surviving Corporation only as general unsecured creditors thereof for payment of any Merger Consideration, without any interest or dividends thereon, that may be payable in respect of each share of Common Stock held by such Shareholder. Following the Closing, the Paying Agent shall retain the right to invest and reinvest the Payment Fund, on behalf of the Surviving Corporation, in securities listed or guaranteed by the United States government or as otherwise directed by the Surviving Corporation, and the Surviving Corporation shall receive the interest earned thereon. Nothing contained in this Agreement and no investment losses resulting from the investment of the Payment Fund shall diminish the rights of any Shareholder to receive the Merger Consideration as provided in this Agreement. If for any reason (including investment losses) the Payment Fund is at any time or from time to time inadequate to pay the amounts to which Shareholders shall be entitled under Section 1.6(a), then (i) any interest described in this Section 1.8(e) shall not be paid to Parent or the Surviving Corporation but instead shall be used to cover any such shortfall and (ii) Parent shall take all steps necessary to, and shall enable or cause the Surviving Corporation promptly to, deposit in trust additional cash with the Paying Agent sufficient to make all payments required under this Agreement, and Parent and the Surviving Corporation shall in any event be liable for the payment thereof.

(f) None of Parent, MergerSub, the Company or the Paying Agent shall be liable to a holder of Certificates, Uncertificated Shares or any other Person in respect of any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates shall not have been surrendered or any Uncertificated Shares shall not have been transferred by the third (3rd) anniversary of the Closing Date (or immediately prior to such earlier date on which any Merger Consideration, dividends (whether in cash, stock or property) or other distributions with respect to Common Stock in respect of such Certificate or Uncertificated Share would otherwise escheat to or become the property of any Governmental Body), any such shares, cash, dividends or distributions in respect of such Certificate or Uncertificated Share shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all Legal Proceedings or interests of any Person previously entitled thereto.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit (in form and substance acceptable to the Surviving Corporation) of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent or the Surviving Corporation, the posting by such Person of a bond in such amount as the Paying Agent or the Surviving Corporation may reasonably direct as indemnity against any Legal Proceeding that may be made against it with respect to such Certificate, the Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect of the Common Stock formerly represented by such Certificate as contemplated by this Article I.

1.9 Holders of Certificates. From and after the Effective Time, the holders of Certificates, Uncertificated Shares and Option award agreements shall cease to have any rights with respect to the Common Stock, or Options represented thereby, other than the right to receive any amounts provided in Section 1.6, Section 1.7 and Section 1.8.

1.10 Withholding. Notwithstanding anything to the contrary contained herein, each of the Paying Agent, Parent, MergerSub and the Surviving Corporation shall be entitled to deduct and withhold from any payments otherwise payable to any Securityholder pursuant to this Agreement, such amount as the Paying Agent, Parent, MergerSub and the Surviving Corporation is required to deduct and withhold with respect to such payment under the Code, or any other applicable Law. To the extent that amounts are so deducted or withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to such former Securityholder in respect of which such deduction and withholding was made.

1.11 Adjustments to Prevent Dilution. In the event that the Company changes the number of shares of Common Stock or securities convertible or exchangeable into or exercisable for Common Stock issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, redemption, merger, issuer tender or exchange offer, or other similar transaction, the Merger Consideration per share of Common Stock shall be equitably adjusted.

1.12 Closing Date. The consummation of the Merger (the “Closing”) shall take place at the offices of Weil, Gotshal & Manges LLP located at 767 Fifth Avenue, New York, New York 10153 (or at such other place as the Parties may designate in writing) as promptly as practicable, but no later than two (2) Business Days after the satisfaction or waiver of the conditions set forth in Article V (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions at such time) or at such other date as mutually agreed in writing (email is sufficient) by Parent and the Company (the date upon which Closing occurs is referred to as the “Closing Date”).

ARTICLE II

REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY

Except (i) as set forth in the disclosure letter (the “Disclosure Letter”) delivered by the Company to Parent on the date of this Agreement (it being agreed that disclosure of any item in the Disclosure Letter shall be deemed to apply to any Section or subsection of this Agreement to which its relevance is reasonably apparent on its face) or (ii) as set forth in the SEC Reports filed after October 1, 2013, and prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are predictive or forward-looking in nature but including any description of historic facts or events included therein), the Company hereby represents and warrants to Parent and MergerSub as follows:

2.1 Organization and Good Standing; Investments. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now conducted. The Company is duly qualified or authorized to do business as a foreign corporation and is in good standing under the laws of each jurisdiction in which it leases Real Property and each other jurisdiction in which the conduct of the Business or the ownership of its properties requires such qualification or authorization, except where the failure to so qualify would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole. The Company does not have any obligation, contingent or otherwise, to purchase or otherwise acquire any capital stock or other equity interests of any other Person or make any investment in (in the form of a loan, capital contribution or otherwise) or provide any guarantee with respect to the obligations of, any Person.

2.2 Authorization of Agreement.

(a) The Company has all necessary corporate power, authority and legal capacity and has taken all corporate action necessary to execute and deliver this Agreement and each other Company Document, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, subject, in the case of the consummation of the Merger, to the prior receipt of the Required Approval. The execution, delivery and performance of this Agreement and each of the Company Documents, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized and approved by all required action on the part of the Company subject, in the case of the consummation of the Merger, to the prior receipt of the Required Approval. This Agreement and each of the other Company Documents have been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by each of the other Parties hereto and thereto) this Agreement and each of the other Company Documents constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting the rights and remedies of creditors generally and general principles of equity.

(b) The vote of the holders of a majority of the voting power of the issued and outstanding shares of Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve the Merger, this Agreement, the Company Documents and the transactions contemplated hereby and thereby pursuant to (i) the Company’s Articles of Incorporation (the “Articles of Incorporation”); (ii) the Company’s Bylaws (the “Bylaws”); and (iii) the NRS or otherwise (collectively, the “Required Approval”).

2.3 Conflicts; Consents of Third Parties.

(a) Except as set forth in Section 2.3(a) of the Disclosure Letter, none of the execution and delivery by the Company of this Agreement or the other Company Documents, the consummation of the transactions contemplated hereby or thereby (assuming for all purposes receipt of the Required Approval with respect to the consummation of the Merger), or compliance by the Company with any of the provisions hereof or thereof conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or give rise to any obligation of the Company or any of its Subsidiaries to make any payment under, or to any increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company or any of its Subsidiaries under, any provision of: (i) the Articles of Incorporation or Bylaws; (ii) any Material Contract or material Permit to which the Company or any of its Subsidiaries is a party or by which any of the properties or assets of the Company or any of its Subsidiaries are bound; (iii) any Order applicable to the Company, any of its Subsidiaries or any of the properties or assets of the Company or its Subsidiaries; or (iv) any applicable Law or rule of the New York Stock Exchange (“NYSE”), except in the case of clause (ii) above, as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

(b) Except for (i) the filing of the Articles of Merger with the Nevada Secretary of State, (ii) the Required Approval, (iii) applicable requirements, if any, of the Exchange Act, the Securities Act, any applicable state securities or blue sky laws, the applicable rules of the NYSE and the HSR Act, and (iv) the disclosures set forth in Section 2.3(b) of the Disclosure Letter, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of the Company or any of its Subsidiaries (A) in connection with the execution and delivery of this Agreement, the other Company Documents, the compliance by the Company or any of its Subsidiaries with any of the provisions hereof and thereof, or the consummation of the transactions contemplated hereby or thereby, or (B) in order to ensure the continuing validity and effectiveness, immediately following the Effective Time, of any Permit or Material Contract of the Company or any of its

Subsidiaries, in each case, other than such consents, waivers, approvals, Orders, Permits, authorizations, declarations or filings that would not, individually or in the aggregate, be material to the Company and its Subsidiaries taken as a whole.

2.4 Capitalization.

(a) The total authorized number of shares of all classes of capital stock of the Company is 200,000,000 shares of Common Stock. As of the date of this Agreement, (i) 53,977,311 shares of Common Stock were issued and outstanding, (x) of which 354,249 shares are held by the Company in treasury and (y) none of which constitutes Restricted Stock, (ii) 105,922 shares of Common Stock were reserved for future issuance pursuant to the Company Incentive Plan, and (iii) 567,916 shares of Common Stock are subject to outstanding Options.

(b) All of the Common Stock was duly authorized for issuance and is validly issued, fully paid and non-assessable and was not issued in violation of any purchase or call option, right of first refusal, subscription right, pre-emptive right or other similar right. All outstanding shares of Common Stock and Options have been offered, sold, issued and granted in compliance with all applicable securities Laws and other applicable Laws.

(c) Except as set forth in this Section 2.4, there are no options, warrants, calls, subscriptions, or other rights, or other agreements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue, transfer or sell any shares of capital stock of, or other equity interests in, the Company. Section 2.4(c) of the Disclosure Letter sets forth the name of each registered holder of an Option, and to the extent applicable, the vesting schedule of each such Option, together with the grant date, exercise price, number of shares of Common Stock issuable upon exercise of each such Option and whether any Option is intended to qualify as an “incentive stock option” under Section 422 of the Code. The per share exercise price of each currently outstanding Option was equal to the fair market value of a share of Common Stock on the applicable grant date. The Company does not have any liability in respect of any Option that was awarded with a per share exercise price that was less than the fair market value of a share of Common Stock on the applicable grant date. There are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any Common Stock or other equity interests of any Person. There are no outstanding equity appreciation, phantom equity, profit participation, exit payments or similar rights to which the Company or any of its Subsidiaries is a party. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote or consent (or that are convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which Securityholders (or other equity holders) of the Company may vote. There are no voting trusts, irrevocable proxies or other Contracts or understandings to which the Company, its Subsidiaries, or any Securityholder is a party or is bound with respect to the voting or consent of any Common Stock.

(d) All of the Warrants have expired.

2.5 Subsidiaries.

(a) Section 2.5 of the Disclosure Letter lists the name and jurisdiction of organization of each Subsidiary of the Company. Except as set forth in Section 2.5 of the Disclosure Letter, each Subsidiary of the Company is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization set forth in Section 2.5 of the Disclosure Letter. Except as set forth in Section 2.5 of the Disclosure Letter, each Subsidiary of the Company has all entity power and authority necessary to own, lease and operate all of its properties and assets, and to carry on its Business as currently conducted, except for failures to be so licensed, qualified or in good standing that would not be material to the Company and its Subsidiaries taken as a whole. All of the outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized, validly issued, are fully paid and non-assessable, and are owned, directly or indirectly, by the Company free and clear of any and all Liens (except for such transfer restrictions of general applicability as may be provided under applicable Laws). No outstanding options, warrants or rights to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, shares of capital stock of a Subsidiary of the Company, are owned by a Person other than the Company or a wholly-owned Subsidiary of the Company. No outstanding securities of a Subsidiary of the Company convertible into or exchangeable or exercisable for shares of capital stock of a Subsidiary of the Company are owned by a Person other than the Company or a wholly-owned Subsidiary of the Company. No Subsidiary of the Company owns any Common Stock or other equity interests in the Company. None of the Company’s Subsidiaries has any obligation, contingent or otherwise, to purchase or otherwise acquire any capital stock or other equity interests of any other Person or make any investment in (in the form of a loan, capital contribution or otherwise) or, except as set forth on Section 2.5 of the Disclosure Letter, provide any guarantee with respect to the obligations of, any Person.

(b) Except for the Subsidiaries of the Company specified in Section 2.5 of the Disclosure Letter, the Company does not own, directly or indirectly, any shares of capital stock of, or other equity interests in, any Person.

2.6 Corporate Records. The Company has delivered or made available to Parent and MergerSub true, correct and complete copies of the current Articles of Incorporation (certified by the Secretary of State of the State of Nevada), the current Bylaws, and the organizational documents for each of its Subsidiaries, in each case, as amended. The Company is not in violation of any provision of the Articles of Incorporation or Bylaws. None of the Company’s Subsidiaries is in violation of any provision of its respective articles of incorporation or bylaws (or equivalent organizational documents). Except as set forth in Section 2.6 of the Disclosure Letter, the Articles of Incorporation and the Bylaws of the Company and the articles of organization and bylaws (or equivalent organizational documents) of each of the Company’s Subsidiaries are in full force and effect.

2.7 SEC Reports; Financial Statements; Internal Controls.

(a) Except as set forth in Section 2.7 of the Disclosure Letter, since October 1, 2012, the Company has timely filed and furnished all SEC Reports with the SEC required to be filed by it pursuant to the federal securities Laws and the SEC rules and regulations thereunder.

Except as set forth in Section 2.7 of the Disclosure Letter, such SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act and the published rules and regulations of the SEC thereunder, each as applicable to such SEC Reports and (ii) did not contain as of the time they were filed or furnished any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments issued by the staff of the SEC with respect to any of the SEC Reports. To the Knowledge of the Company, none of the Company’s SEC Reports filed on or prior to the date hereof is the subject of ongoing SEC review or investigation.

(b) Each of the financial statements (including, in each case, any notes and schedules thereto) of the Company and its Subsidiaries included in the SEC Reports has been prepared in all material respects in accordance with the published rules and regulations of the SEC as at the date of the filing of such reports, has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as otherwise stated in such financial statements, including the related notes) and fairly presents, in all material respects, as applicable, the financial position, results of operations and cash flows of the Company and its Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to the absence of footnotes and to normal and recurring year-end adjustments described therein none of which, individually or in the aggregate, has had a material effect on the Company and its Subsidiaries taken as a whole, or would reasonably be expected to have such a material effect). Neither the Company nor its Subsidiaries has any Indebtedness as described in clause (a) of the definition thereof, except as set forth in Section 2.7(b) of the Disclosure Letter or which may be incurred in compliance with Section 4.3(o).

(c) The Company is not indebted to any director or officer of the Company (except for amounts due as normal salaries and bonuses or in reimbursement of ordinary business expenses and directors’ fees, in each case, in the Ordinary Course of Business) and no such Person is indebted to the Company.

(d) The Company has established and maintains “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) or 15d-15(e) promulgated by the SEC under the Exchange Act) designed to ensure that all information (both financial and non-financial) relating to the Company and its Subsidiaries required to be disclosed by the Company in the SEC Reports is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure, and such disclosure controls and procedures are effective to ensure that information is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company Board (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to properly record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud or suspected fraud, whether or not material, that involves management, employees who have a significant role in the Company’s internal control over financial reporting or others where the fraud could have a material effect on the financial statements contained in the SEC Reports, or that was received in communication from employees, former employees, regulators or others.

(e) The management of the Company has completed its assessment of the effectiveness of the Company’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended September 30, 2014, and such assessment concluded that such controls were effective. To the Knowledge of the Company, there are no facts or circumstances that would prevent the Company’s principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due. No executive officer of the Company has failed to make the certifications required by him or her under Section 302 or 906 of the Sarbanes-Oxley Act, with respect to any SEC Reports.

(f) Except as set forth in Section 2.7(f) of the Disclosure Letter, there are no amendments or modifications, which are or, to the Knowledge of the Company, will be required to be filed with the SEC, but have not yet been filed, to (i) agreements, documents or other instruments which previously have been filed by the Company with the SEC pursuant to the Exchange Act or (ii) the SEC Reports. The Company has timely responded to all comment letters of the staff of the SEC relating to the SEC Reports, and the SEC has not asserted that any of such responses are inadequate, insufficient or otherwise non-responsive. The Company has delivered or made available to Parent true, correct and complete copies of all correspondence with the SEC occurring since October 1, 2012.

(g) The audit committee of the Company Board has established “whistleblower” procedures that meet the requirements of Exchange Act Rule 10A-3, and the Company has made available to Parent true, complete and correct copies of such procedures. No complaint seeking relief under Section 806 of the Sarbanes-Oxley Act has been filed with the United States Secretary of Labor and, to the Knowledge of the Company, no employee has threatened to file any such complaint.

(h) The Company does not have any material liabilities or obligations of any kind or nature (whether accrued, absolute, contingent, determinable, or otherwise, whether known or unknown), except for liabilities or obligations (i) specifically reflected on and fully reserved against in the Company’s consolidated balance sheet as of September 30, 2014 (the “Balance Sheet Date”) or disclosed in the notes thereto, (ii) arising under executory contracts other than with respect to the breach thereof, (iii) that were incurred in the Ordinary Course of Business since the Balance Sheet Date, (iv) incurred as contemplated by this Agreement, (v) that would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole or (vi) set forth in Section 2.7(h) of the Disclosure Letter.

2.8 Absence of Certain Developments. Between the Balance Sheet Date and the date hereof (a) the Company and its Subsidiaries have conducted the Business in all material respects in the Ordinary Course of Business; and (b) there has not been any Material Adverse Effect. Without limiting the generality of the foregoing, between the Balance Sheet Date and the date hereof, except as set forth in Section 2.8 of the Disclosure Letter, neither the Company nor any of its Subsidiaries has taken any action which, had it been taken after the date of this Agreement, would be prohibited by the terms of Section 4.3.

2.9 Taxes.

(a) (i) Except as set forth in Section 2.9(a) of the Disclosure Letter, all income and other material Tax Returns required to be filed by or on behalf of the Company or any of its Subsidiaries have been duly and timely filed with the appropriate Taxing Authority in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), and all such Tax Returns are true, complete and correct in all material respects; and (ii) all income and other material Taxes (whether or not reflected on such Tax Returns) due and payable by or on behalf of the Company or any of its Subsidiaries have been fully and timely paid. Neither the Company nor any of its Subsidiaries have incurred any material liabilities for Taxes subsequent to the date of the most recent financial statements contained in the SEC Reports other than in the Ordinary Course of Business. Except as set forth in Section 2.9(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return. With respect to any period for which income and other material Tax Returns have not yet been filed or for which income and other material Taxes are not yet due or owing, each of the Company and its Subsidiaries has made sufficient accruals for such Taxes in the financial statements included in the SEC Reports and its books and records in accordance with GAAP. The Company and its Subsidiaries, as appropriate, have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and paid over to the appropriate Taxing Authority all amounts required to be so withheld and paid over under all applicable Laws.

(b) The Company has delivered or made available to Parent true, correct and complete copies of (i) all income and other material Tax Returns of the Company and its Subsidiaries relating to the taxable periods ending on or after September 30, 2011; and (ii) any audit report issued within the last three (3) years relating to any Taxes due from or with respect to the Company or any Subsidiary. The Company (or its Subsidiaries, as applicable) possesses all Tax Returns and work papers necessary to support any carry-forwards of net operating losses, net capital losses, Tax credits and other Tax benefits. The applicable period for assessment under applicable Law, after giving effect to extensions or waivers for all income and other material Tax Returns of the Company through the tax year ended September 30, 2011, has expired.

(c) No claim has been made in writing, or, to the Knowledge of the Company, otherwise, by a Taxing Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, other than such claims which would not reasonably be expected to be material.

(d) There are no Liens for Taxes (other than Permitted Exceptions) upon any of the assets of the Company or any of its Subsidiaries.

(e) All deficiencies asserted or assessments made as a result of any examinations by any Taxing Authority of the Company or any of its Subsidiaries have been fully paid, and no other deficiency for any material amount of Tax has been assessed in writing, or to the Company’s Knowledge has been threatened, by any Taxing Authority against the Company or any of its Subsidiaries that is still outstanding, except in each case for deficiencies currently being contested in good faith by appropriate proceedings and for which adequate reserves have been established in the Company’s financial statements in accordance with GAAP. There are no actions, audits, investigations or other administrative or court proceedings presently pending with respect to Taxes of the Company or any of its Subsidiaries and neither the Company nor any of its Subsidiaries has received any notice from any Taxing Authority that it intends to conduct an audit or investigation with respect to the Company or any of its Subsidiaries, or any questionnaires from any Taxing Authority.

(f) None of the Company, or any of its Subsidiaries, or any other Person acting on its behalf has: (i) (A) agreed to or is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of Law, except as set forth in Section 2.9(f) of the Disclosure Letter, (B) any Knowledge that any Taxing Authority has proposed any such adjustment, or (C) any application pending with any Taxing Authority requesting permission for any changes in accounting methods; (ii) executed or entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law; (iii) waived any statute of limitations in respect of Taxes or granted any extension for the assessment or collection of Taxes, which Taxes have not since been paid; (iv) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed; or (v) granted to any Person any power of attorney that is currently in force with respect to any Tax matter.

(g) Neither the Company nor any of its Subsidiaries: (i) is a party to any Tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) (other than an agreement entered into in the ordinary course of business, the primary purpose of which does not relate to Taxes) with any Person other than the Company and its Subsidiaries pursuant to which it will have any obligation to make any payments after the Closing; (ii) is subject to any private letter ruling of the IRS or comparable rulings of any Taxing Authority; (iii) is or has been a member of any Affiliated Group (other than a group the common parent of which is the Company) nor has any Liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of Law), as a transferee or successor under applicable Law or by Contract or otherwise; (iv) has been or will be a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code; (v) has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transaction contemplated by this Agreement; (vi) is a party to a “gain recognition, agreement” within the meaning of the Treasury Regulations under Section 367 of the Code; (vii) has engaged in any deferred intercompany transactions or has an excess loss account with respect to its stock; (viii) has undergone an “ownership change” as defined in Section 382 of the Code, except (i) in connection with Liberator Medical Supply, Inc.’s acquisition of Tri County Medical & Ostomy Supplies, Inc. and (ii) as set forth in Section 2.9(g) of the Disclosure Letter; (ix) has made an election under Section 108(i) of the Code; or, (x) is treated for any Tax purposes as resident in a country other than the country of its organization or has or has ever had a branch, agency or permanent establishment in any country other than the country of its organization, is or has ever been engaged in a trade or business in any country other than the country in which it is organized or is or has ever been subject to Tax in a jurisdiction outside the country of its organization.

(h) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date with respect to income that was realized (and reflects economic income arising) prior to the Closing Date, including as a result of: (i) an installment sale or open transaction disposition made on or prior to the Closing Date; (ii) any prepaid amount received or deferred revenue recognized on or prior to the Closing Date; (iii) any change in method of accounting under Section 481(a) of the Code or any similar provision of law for a taxable period ending on or prior to the Closing Date; or (iv) a closing statement pursuant to Section 7121 of the Code or any similar provision of law executed on or prior to the Closing Date.

(i) Section 2.9(i) of the Disclosure Letter lists each entity classification election and change in entity classification that has been made under Treasury Regulations Section 301.7701-3 with respect to the Company and each of its Subsidiaries for U.S. federal income Tax purposes.

(j) Neither the Company nor any of its Subsidiaries has (i) engaged in any “reportable transactions” as defined in Treasury Regulation Section 1.6011-4(b) or (ii) failed to disclose on its U.S. federal Tax Returns all positions taken therein that could give rise to substantial understatement of U.S. federal income tax within the meaning of Section 6662 of the Code.

2.10 Properties and Assets.

(a) Section 2.10 of the Disclosure Letter sets forth a complete and correct list of all interests in Real Property leased, licensed, held or used by the Company and its Subsidiaries. Neither the Company nor any of its Subsidiaries own any Real Property. The Company and its Subsidiaries have good and valid title to the leasehold estate (as lessee or sublessee) in all Leased Real Property set forth in Section 2.10 of the Disclosure Letter, in each case free and clear of all Liens, except (i) for Permitted Exceptions and (ii) as set forth in Section 2.10(a) of the Disclosure Letter. The Leased Real Property constitutes all of the Real Property leased, used or occupied by the Company and its Subsidiaries and, except as set forth in Section 4.3 of the Disclosure Letter, necessary for the conduct of the Business as currently conducted. The Company and its Subsidiaries own all of the items of tangible personal property used or held for use in the Business and reflected on the consolidated balance sheet of the Company as of September 30, 2014, free and clear of any Liens except (i) for Permitted Exceptions and (ii) as set forth in Section 2.10(a) of the Disclosure Letter.

(b) (i) None of the Company or its Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any Leased Real Property; (ii) none of the Company or any of its Subsidiaries owes any brokerage commissions or finder’s fees with respect to any Leased Real Property nor will any such brokerage commission become due and payable by the Company or its Subsidiaries if any Leased Real Property is renewed; (iii) no security deposit or portion thereof has been applied in respect of a breach or default under a lease for any Leased Real Property which has not been redeposited in full; and (iv) none of the Company or any of its Subsidiaries is a lessor, sublessor or grantor under any lease, sublease, license or other instrument granting to another person or entity any right to the possession, use, occupancy or enjoyment of any portion of the Leased Real Property.

(c) The Company and its Subsidiaries’ material machinery, equipment and other material tangible assets, and the leasehold improvements, buildings and fixtures leased pursuant to any lease for the Leased Real Property, are in good operating condition (normal wear and tear excepted) to carry on the Business in all material respects as currently conducted.

2.11 Intellectual Property.

(a) Section 2.11(a)(i) of the Disclosure Letter sets forth an accurate and complete list of all registered or issued Patents, Marks and Copyrights or, in each case, applications therefor within the Owned Intellectual Property. Section 2.11(a)(i) of the Disclosure Letter lists: (i) the jurisdictions in which each such item of Intellectual Property has been issued, registered or in which any such application for such issuance and registration has been filed; (ii) the current status of each such item of Owned Intellectual Property, including a listing of all necessary actions or required payments that the Company or any of its Subsidiaries must take within ninety (90) days following the Closing Date to obtain, maintain, or renew said item of Owned Intellectual Property; and (iii) the registration or application date, as applicable. There are no other filings, payments or similar actions that, to the Knowledge of the Company, must be taken by the Company or any of its Subsidiaries within ninety (90) days following the Closing Date for the purposes of obtaining, maintaining, or renewing any such Intellectual Property registrations and applications. Section 2.11(a)(i) of the Disclosure Letter sets forth an accurate and complete list of all unregistered Marks, identifying the Mark and, to the Knowledge of the Company, the associated goods or services with which they are used. Section 2.11(a)(ii) of the Disclosure Letter sets forth an accurate and complete list of all licenses and agreements: (A) pursuant to which the Company or any of its Subsidiaries obtains the right to any Licensed Intellectual Property (excluding licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms for an annual or one-time license fee of no more than $75,000 in the aggregate); (B) pursuant to which the Company or any of its Subsidiaries licenses or otherwise provides any other Person with any Intellectual Property rights other than in the ordinary course of sales of the Products of the Business; (C) containing a covenant not to compete or otherwise limiting the Company’s or any of its Subsidiaries’ ability to Exploit fully any of the Owned Intellectual Property or to conduct the Business in any market or geographical area or with any Person and (D) permitting the Company or any of its Subsidiaries to use third party Marks and Copyrights on any Company promotional materials (each license or agreement required to be set forth in Section 2.11(a)(ii) of the Disclosure Letter, an “Intellectual Property License”).

(b) Each of the Company and its Subsidiaries owns all right, title and interest in and to, or has valid rights to use, all Intellectual Property required to be set forth in Sections 2.11(a)(i) of the Disclosure Letter, and, to the Knowledge of the Company, all such Intellectual Property set forth in Section 2.11(a)(i) of the Disclosure Letter is valid, subsisting and enforceable.

(c) The Owned Intellectual Property, together with the Licensed Intellectual Property, constitute all of the Intellectual Property (excluding licenses for commercial off-the-shelf computer software that are generally available on nondiscriminatory pricing terms for an annual or one-time license fee of no more than $75,000 in the aggregate) necessary to the conduct of the Business and operations of the Company and its Subsidiaries as currently conducted. To the Knowledge of the Company, the Business of the Company and its Subsidiaries as currently conducted, the Products and the Company’s and its Subsidiaries’ current use of the Owned Intellectual Property are not infringing, misappropriating, or otherwise violating or has not infringed, misappropriated, or otherwise violated any Intellectual Property right of any third party. There is no suit, claim or proceeding pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries: (i) alleging that the Company or any of its Subsidiaries is infringing, misappropriating, or otherwise violating or has infringed, misappropriated or otherwise violated any Intellectual Property right of any third party; or (ii) challenging the validity, enforceability, use or exclusive ownership of any Owned Intellectual Property.

(d) Except as set forth in Section 2.11(d) of the Disclosure Letter, to the Knowledge of the Company, no Person has infringed, misappropriated or otherwise violated or is currently infringing, misappropriating or otherwise violating any Owned Intellectual Property.

(e) Each of the Company and its Subsidiaries has: (i) taken adequate measures, consistent with commercially reasonable practices in the industry in which it operates, to protect the confidentiality of its trade secrets and confidential and proprietary information; and (ii) executed valid written confidentiality and invention assignment agreements or written agreements substantially in the form delivered or made available to Parent with its past and present employees, contractors and consultants engaged since October 1, 2012 to work with Owned Intellectual Property, pursuant to which such Persons have assigned, without restriction, limitation or term (except as controlled by inventor or author protection laws) to the Company or its Subsidiaries all their respective rights in and to all Intellectual Property they develop or have developed in the course of their engagement with the Company and its Subsidiaries and agreed to hold all trade secrets and confidential and proprietary information of the Company and its Subsidiaries in confidence both during and after their engagement for a term provided therein.

(f) None of the Company’s or its Subsidiaries’ Owned Intellectual Property is subject to any outstanding Order that restricts in any manner the use, transfer or licensing thereof or affects the validity, use or enforceability thereof.

(g) To the Knowledge of the Company, none of the Company’s or its Subsidiaries’ Licensed Intellectual Property is subject to any outstanding Order that restricts in any manner the use, transfer or licensing thereof or affects the validity, use or enforceability thereof, in each case, by the Company or any of its Subsidiaries.

(h) The information technology systems of the Company and its Subsidiaries are adequate for the Business and operations of the Company and its Subsidiaries as currently conducted. Such information technology systems have not suffered any material failure or, to the Knowledge of the Company, security breach, including a cybersecurity breach, within the past two (2) years.

(i) Neither the Company nor any of its Subsidiaries maintains any Patents other than Patents maintained in the U.S. and Canada.

(j) Neither the Company nor any of its Subsidiaries is in breach of or default under any provision of any Intellectual Property License, other than breaches or defaults that would not result in a material adverse effect under such Intellectual Property License, nor, to the Knowledge of the Company, is any other party to an Intellectual Property License in default thereunder in any material respect, and no event has occurred which, with or without notice or lapse of time or both, would constitute such a default or violation in any material respect. No party to any of the Intellectual Property Licenses set forth in Section 2.11(a)(ii) of the Disclosure Letter has exercised any termination rights with respect thereto. The Company has delivered or made available to Parent true, correct and complete copies of all of the Intellectual Property Licenses set forth in Section 2.11(a)(ii) of the Disclosure Letter, together with all material amendments, modification or supplements thereto.

2.12 Material Contracts.

(a) Section 2.12(a) of the Disclosure Letter sets forth as of the date hereof a list of (i) all material Contracts (within the meaning of Item 601(b)(10) of Regulation S-K), including all amendments thereto, of the Company that have not been filed as exhibits to the SEC Reports and (ii) each of the following Contracts to which the Company or any of its Subsidiaries is a party or by which any of its assets or properties are bound:

(i) any lease, sublease, license or occupancy agreement for the Leased Real Property;

(ii) any lease of personal property providing for rental payments in excess of $25,000 in the aggregate during the current term thereof;

(iii) any Intellectual Property License;

(iv) any Contract imposing any restriction on the Company’s or any of its Subsidiaries’ right or ability, or, after the Effective Time, Parent’s or the Surviving Corporation’s right or ability, or the right or ability of their respective Subsidiaries and Affiliates: (A) to compete in any line of business or with any Person or in any area or which would so restrict the freedom of the Company, its Subsidiaries, Parent, the Surviving Corporation or the respective Subsidiaries and Affiliates of Parent or the Surviving Corporation after the Effective Time (including granting rights of first refusal, first look, last look or similar rights or preferences to license, market, sell, distribute or deliver any of the products or services offered by the Company or any of its Subsidiaries); (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person; or (C) develop or distribute any technology;

(v) any Contract for the purchase, acquisition or sale of materials, supplies, goods, services, equipment or other assets, including Contracts with Payors, providing for aggregate payments to or receipts by the Company or any of its Subsidiaries of $100,000 or more, regardless of the term;

(vi) merchandising, sales representative or distributor Contract;

(vii) any partnership or joint venture Contract;

(viii) any Contract for Indebtedness (A) with any Service Provider or (B) for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) or any instrument pursuant to which Indebtedness for borrowed money may be incurred or is guaranteed by the Company or any of its Subsidiaries, except, in the case of this clause (viii)(B), any such Contract with an aggregate outstanding principal amount not exceeding $25,000 and which may be prepaid on not more than thirty (30) days’ notice without the payment of any penalty;

(ix) any Contract under which: (A) any Person has directly or indirectly guaranteed any Liabilities of the Company or any of its Subsidiaries; and (B) the Company or any of its Subsidiaries has directly or indirectly guaranteed any Liabilities of any other Person (in each case other than endorsements for the purposes of collection in the Ordinary Course of Business);

(x) any Contract that restricts or otherwise limits the payment of dividends or other distributions on equity securities;

(xi) any Contract that contains any provision requiring the Company or any of its Subsidiaries to indemnify any other party (but excluding any indemnities contained in agreements entered into in the Ordinary Course of Business in favor of Persons which are not individuals);

(xii) any Contract with any Related Person;

(xiii) any Contract with any Governmental Body;

(xiv) any Contract with a Service Provider of the Company or any of its Subsidiaries providing for severance, retention, change in control or other similar payments;

(xv) any Contract, other than the Company’s or any of its Subsidiaries’ standard form offer letter that does not contain any severance, retention, change in control or other similar payments, for the employment of any current Service Provider on a full-time, part-time, consulting or other basis providing for annual base compensation;

(xvi) any collective bargaining agreement or other contract with any labor union or association representing any Service Provider;

(xvii) any other Contract that involves consideration (whether or not measured in cash) of greater than $100,000; and

(xviii) any commitment or agreement to enter into any of the foregoing.

The Contracts listed in Section 2.12(a) of the Disclosure Letter, together with the Contracts filed as exhibits to the SEC Reports and, effective as of the date of execution thereof, those Contracts that are entered into after the date of this Agreement which, if entered into as of the date hereof, would have been listed in Section 2.12(a) of the Disclosure Letter, are referred to collectively as the “Material Contracts”.

(b) Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as whole, each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company or its Subsidiaries, as the case may be, and to the Knowledge of the Company, of the other parties thereto, enforceable against the Company or its Subsidiaries, as the case may be, and, to the Knowledge of the Company, the other parties thereto, in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar Laws affecting the rights and remedies of creditors generally and the general principles of equity and, upon consummation of the transactions contemplated by this Agreement, shall, except as otherwise stated in Section 2.3(b) of the Disclosure Letter, continue in full force and effect without penalty or other adverse consequence. Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as whole, neither the Company nor any of its Subsidiaries is in default under any provision of any Material Contract, and to the Knowledge of the Company, nor is any other party to any Material Contract in breach of or default under any provision thereunder, other than breaches or defaults that are not material under such Material Contract, and no event has occurred that with or without notice or lapse of time or both would constitute a breach or default by the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other party thereunder. No party to any Material Contract has exercised any termination right with respect thereto and no party has given notice to the Company or any of its Subsidiaries of any material dispute with respect to any Material Contract. The Company has delivered or made available to Parent true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

(c) All Material Contracts, including all amendments thereto (within the meaning of Item 601(b)(10) of Regulation S-K) of the Company that have been filed or will be filed as exhibits to the SEC Reports contain a correct and complete copy of each exhibit and schedule attached thereto.

2.13 Employee Benefits Plans.

(a) Section 2.13(a) of the Disclosure Letter sets forth a correct and complete list of all Employee Plans. Except as set forth in Section 2.13(a) of the Disclosure Letter, the Company has delivered or made available to Parent true, correct and complete copies of the following documents with respect to the Employee Plans, to the extent applicable: (i) all plan documents, including any related trust documents, insurance contracts or other funding arrangements, and all amendments thereto; (ii) the most recent Forms 5500 and all schedules thereto; (iii) the most recent actuarial reports, if any; (iv) the most recent IRS determination letter or opinion letter, as applicable; (v) the most recent summary plan descriptions and any summaries of material written communications to Service Providers within the past three (3) years regarding benefits under Employee Plans; and (vi) written summaries of the material terms of all non-written Employee Plans.

(b) Except as set forth in Section 2.13(b) of the Disclosure Letter, the Employee Plans have been established, operated and maintained, in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws. Each Employee Plan which is a “nonqualified deferred compensation plan” subject to Section 409A of the Code and the regulations and other guidance issued thereunder (“Section 409A”) has been established, operated and maintained in all material respects in compliance with Section 409A.

(c) Each Employee Plan intended to qualify under Section 401 of the Code has received a favorable determination or opinion letter, as applicable. Nothing has occurred with respect to the operation of any such Employee Plan that could reasonably be expected to cause the revocation of such letter or the imposition of any material Liability or Tax under ERISA.

(d) None of the Employee Plans is a Title IV Plan. None of the Company, or its Subsidiaries or any of its ERISA Affiliates currently has or has in the last six (6) years contributed to or has been obligated to contribute to, or had any Liability (contingent or otherwise) in respect of a Title IV Plan.

(e) Except as set forth in Section 2.13(e) of the Disclosure Letter, none of the Employee Plans provides for post-employment health or life insurance benefits or coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state Law and at the sole expense of such participant or the participant’s dependent or beneficiary.

(f) With respect to each Employee Plan: (i) no actions, suits, claims (other than routine claims for benefits in the ordinary course), audits, inquiries, proceedings or lawsuits are pending, or, threatened against the Employee Plan, the assets of any of the trusts under such Employee Plan or the plan sponsor or against the administrator or against any fiduciary of such Employee Plan with respect to the operation of such Employee Plan or in the case of any such threatened matters, to the Knowledge of the Company; and (ii) to the Knowledge of the Company, no facts or circumstances exist that could reasonably be expected to give rise to any such actions, suits, claims, audits, inquiries, proceedings or lawsuits. To the Knowledge of the Company, no event has occurred with respect to any Employee Plan, and no condition exists with respect to any Employee Plan that would, by reason of the Company’s or any Subsidiaries’ affiliation with any of its ERISA Affiliates, be reasonably expected to subject the Company or any of its Subsidiaries to any material Tax, fine, Lien, penalty or other Liability imposed by ERISA, the Code or other Laws.

(g) Except as set forth in Section 2.13(g) of the Disclosure Letter, neither the execution and delivery of this Agreement and the Company Documents, nor the consummation of the transactions contemplated hereby and thereby, shall, either alone or in connection with any other event(s): (i) result in any payment becoming due to any Service Provider; (ii) increase any amount of compensation or benefits otherwise payable under any Employee Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any benefits under any Employee Plan; or (iv) limit the right to merge, amend or terminate any Employee Plan (except any limitations imposed by applicable Law, if any).

(h) Neither the execution and delivery of this Agreement and the Company Documents, nor the consummation of the transactions contemplated hereby and thereby, shall, either alone or in connection with any other event(s), give rise to any “excess parachute payment,” as defined in Section 280G(b)(1) of the Code, or any other amount that would not be deductible under Section 280G of the Code or would be subject to an excise tax under Section 4999 of the Code.

2.14 Labor.

(a) Neither the Company nor any of its Subsidiaries is a party to any labor or collective bargaining or works council agreement and within the past six (6) years there has been no labor, collective bargaining or works council agreement to which the Company or any of its Subsidiaries and the current employees of the Company or any of its Subsidiaries are subject or to which the Company or any of its Subsidiaries has been subject with respect to any former employee of the Company or any of its Subsidiaries, when such former employee was employed by the Company or any of its Subsidiaries.

(b) No employees of the Company or any of its Subsidiaries are, or at any time during the past six (6) years of their employment by the Company or any of its Subsidiaries have been, represented by any labor organization or works council with respect to their employment by the Company or any of its Subsidiaries. No labor organization or group of current or former employees of the Company or its Subsidiaries has made a pending demand for recognition, and there are no representation proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed, with the National Labor Relations Board or other labor relations tribunal. To the Knowledge of the Company, there is no organizing activity involving the Company or its Subsidiaries pending or threatened by any labor organization or group of employees of the Company or its Subsidiaries.

(c) There are no: (i) strikes, work stoppages, slowdowns, lockouts or arbitrations; or (ii) material grievances or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries. There are no material unfair labor practice charges, grievances or complaints pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries by or on behalf of any current or former employee or group of employees of the Company or any of its Subsidiaries.

(d) Except as set forth in Section 2.14(d) of the Disclosure Letter, there are no complaints, charges or claims against the Company pending or, to the Knowledge of the Company, threatened that could be brought or filed, with any Governmental Body based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of or failure to employ, any individual. Each of the Company and its Subsidiaries is in compliance in all material respects with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, WARN, collective bargaining, discrimination, civil rights, safety and health and workers’ compensation. There has been no “mass layoff” or “plant closing” (as defined by WARN) with respect to the Company or any of its Subsidiaries within the six (6) months prior to Closing. As of the date of this Agreement, no Key Employee has given written notice to the Company or its Subsidiaries that such employee intends to terminate his or her employment or service with the Company or any of its Subsidiaries.

2.15 Litigation. As of the date of this Agreement, except as set forth in Section 2.15 of the Disclosure Letter, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective officers or directors (in their capacity as such), or to which the Company or any of its Subsidiaries or any of their respective officers or directors (in their capacity as such) is otherwise a party, before any Governmental Body, or relating to this Agreement or any Company Document or the transactions contemplated hereby or thereby. Neither the Company nor any of its Subsidiaries nor any of their respective officers or directors (in their capacity as such) is subject to any Order or in breach or violation of any Order. Between October 1, 2012 and the date hereof, neither the Company nor any of its Subsidiaries, on the one hand, nor any of their respective officers or directors (in their capacity as such), on the other hand, is engaged in any legal action against the other party to recover monies due to such party or for damages sustained by such party. Except as set forth in Section 2.15 of the Disclosure Letter, between October 1, 2012 and the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors (in their capacity as such) has been party to, or has been subject to, any adverse judgment or settlement of any Legal Proceeding. Except as set forth in Section 2.15 of the Disclosure Letter, since the date hereof, neither the Company nor any of its Subsidiaries nor any of their respective officers or directors (in their capacity as such) has been party or subject to any adverse judgment or settlement of any Legal Proceeding in an amount exceeding $50,000 individually or that resulted in any material non-monetary relief. The Company has delivered or made available to Parent true, correct and complete copies of all material written correspondence relating to matters included in Section 2.15 of the Disclosure Letter and all correspondence with any Securityholders (in their capacities as such) regarding disputes with the Company or any of its Subsidiaries or any of their respective officers or directors (in their capacity as such), any Legal Proceedings to which such Securityholder and the Company (or a Subsidiary thereof) are party, any requests for books and records or other Securityholder disagreements with the Company or any of its Subsidiaries or any of their respective officers or directors (in their capacity as such).

2.16 Compliance with Laws; Permits.

(a) Except as set forth in Section 2.16(a) of the Disclosure Letter, each of the Company and its Subsidiaries is, and has been since October 1, 2010, in compliance, in all material respects, with all Laws applicable to its Business, operations and assets. Except as set forth in Section 2.16(a) of the Disclosure Letter, between October 1, 2010 and the date hereof, neither the Company nor any of its Subsidiaries has received any notice of or been charged with the violation of any Laws. To the Knowledge of the Company, except as set forth in Section

2.16(a) of the Disclosure Letter, neither the Company nor any of its Subsidiaries is, and at any time between October 1, 2010 and the date hereof, has been, under investigation by a Governmental Body with respect to the violation of any Laws, including being the subject of a billing audit where the auditor is using extrapolation to determine overpayment liability.

(b) Each of the Company and its Subsidiaries has obtained all Permits required for the operation of the Business as presently conducted, each of which is duly issued to the Company or its Subsidiaries, as applicable, and all of which are in full force and effect, other than those the failure of which to possess is not material to the operation of the Business. Section 2.16(b) of the Disclosure Letter contains a true, correct and complete list of all such Permits. Neither the Company nor any its Subsidiaries is in default or violation, and, to the Knowledge of the Company, no event has occurred between October 1, 2012 and the date hereof which, with or without notice or lapse of time or both, would constitute a default or violation, in any material respect, of any term, condition or provision of any material Permit of the Company or any of its Subsidiaries, and no action or proceeding is pending or, to the Knowledge of the Company, threatened to revoke, modify, suspend, terminate or not renew any such Permit and, to the Knowledge of the Company, there are no facts or circumstances existing subsequent to October 1, 2012 that could form the basis for any such default or violation (except as set forth on Section 2.3 of the Disclosure Letter with respect to the consummation of the Merger). Without limiting the foregoing, the Company and each of its Subsidiaries that submits claims to Medicare or Medicaid is certified as an enrolled supplier with each such program, has current and valid supplier agreements with each such program, and is in compliance with the conditions of participation with each such program in all material respects. The Company and each of its Subsidiaries submitting claims to Medicare or Medicaid that is required to obtain accreditation as a condition to receiving Medicare or Medicaid payment has the necessary accreditation and does not have any deficiencies that could jeopardize such accreditation. The Company has delivered or made available to Parent true, correct and complete copies of all Permits listed in Section 2.16(b) of the Disclosure Letter.

(c) The Company has not, since October 1, 2010, violated any Export Control Laws, or made a voluntary disclosure with respect to any violation of such Laws. The Company (i) has been and is in compliance with all applicable Export Control Laws since October 1, 2010, (ii) to the extent applicable, has prepared and applied for all import and export licenses required in accordance with the applicable Export Control Laws for the conduct of its Business and (iii) has at all times been in compliance with all applicable Laws relating to trade embargoes and sanctions. No product, service or financing provided by the Company has been, directly or indirectly, sold to, provided to, or performed for or on behalf of Cuba, Iran, Libya, North Korea, Sudan, Syria or any other country or Person against whom the United States maintains (or, with respect to Cuba, has maintained) economic sanctions or an arms embargo unless authorized by license or by Law.

2.17 Environmental Matters.

(a) Each of the Company and its Subsidiaries is, and in the four (4) year period prior to the date of this Agreement has been, in compliance with all applicable Environmental Laws for its operations and properties, which compliance includes obtaining, maintaining and complying with all Permits required under Environmental Laws

(“Environmental Permits”), except for non-compliance that would not reasonably be expected to result in the Company or any of its Subsidiaries incurring material Environmental Costs or Liabilities.

(b) To the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries, or any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, or any property to which the Company, its Subsidiaries or any of their respective predecessors arranged for the disposal or treatment of Hazardous Materials that would reasonably be expected to result in the Company or any of its Subsidiaries incurring material Environmental Costs or Liabilities.

(c) No Legal Proceeding is pending, or to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, or any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, relating to any Environmental Law or Environmental Permit.

(d) The transactions contemplated hereunder do not require the consent of or filings with any Governmental Body with jurisdiction over the Company or any of its Subsidiaries with respect to environmental matters.

(e) The Company has delivered or made available to Parent true, correct and complete copies of all written environmental audits, studies, reports, analyses, and results of investigations that have been performed with respect to the currently or previously owned, operated or leased properties of the Company, its Subsidiaries or any of its predecessors and any material documents related to unresolved, material Legal Proceedings or material Environmental Costs or Liabilities, to the extent such written materials are in the possession, custody or control of the Company.

2.18 Insurance. The Company and its Subsidiaries have insurance policies in full force and effect for such amounts as are sufficient, in all material respects, to satisfy all requirements of Law and all Contracts to which the Company or any of its Subsidiaries is a party or by which it is otherwise bound. Set forth in Section 2.18 of the Disclosure Letter is a list of all insurance and surety policies and all fidelity and surety bonds held by or applicable to the Company or any of its Subsidiaries setting forth, in respect of each such policy, the policy name, policy number, carrier, term, and the type and amount of coverage and annual premium. Excluding insurance policies that have expired and been replaced in the Ordinary Course of Business, no insurance policy has been canceled within the last two (2) years and, to the Knowledge of the Company, no threat has been made by an insurer to cancel any insurance policy of the Company or any of its Subsidiaries during such period. Except as set forth in Section 2.18 of the Disclosure Letter, all such insurance will remain in full force and effect immediately following the consummation of the transactions contemplated hereby, assuming for all purposes that neither Parent nor MergerSub has taken, or failed to take, and none of their respective directors, officers, employees, agents or Affiliates has taken or failed to take, any action the taking or failure of which, and no facts or circumstances about Parent or Merger Sub, or any of their respective directors, officers, employees, agents or Affiliates, exist which, could reasonably be expected to adversely impact the validity or effectiveness thereof. Neither the Company nor any of its Subsidiaries has provided any notice or information, or has given any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any of its Subsidiaries under any such insurance policies. As of the date hereof, (i) there is no material claim by the Company or any of its Subsidiaries pending under any such policies as to which coverage has been denied or disputed in writing by the applicable insurer, and (ii) neither the Company nor any of its Subsidiaries has received any written notice of any violation of, or non-compliance with, any insurance policy. All premiums due and payable under all such policies have been paid and the Company or a Subsidiary of the Company, as applicable, is in compliance with the terms and conditions of such policies.

2.19 Regulatory Requirements; Warranties.

(a) Except as set forth in Section 2.19 of the Disclosure Letter, since October 1, 2010, neither the Company nor any of its Subsidiaries has assisted a manufacturer with the implementation of, whether voluntarily or otherwise, any recall, removal, market withdrawal, field action or other similar corrective action with respect to any Product, and neither the Company nor any of its Subsidiaries has been restrained in the Exploitation of any Product in accordance with such Product’s labeling.

(b) Without limiting the generality of Section 2.16, each of the Company and its Subsidiaries has conducted and is conducting the Business and has used and is using the Products in compliance in all material respects with all applicable Laws, including, without limitation, the FDCA. Except as set forth in Section 2.19 of the Disclosure Letter or to the extent that the absence of such compliance would not reasonably be expected to adversely affect the Company and its Subsidiaries (taken as a whole) or the Business, each Product that is a Regulated Product has been and is being handled, distributed, marketed, promoted, commercialized and sold by the Company and its Subsidiaries in compliance in all material respects with applicable Law. In addition, since April 19, 2010, each Regulated Product that has been listed by the Company or any of its Subsidiaries with the FDA pursuant to 21 C.F.R. Part 807 has been designed in compliance with applicable Laws, including those relating to (i) design controls in the FDA’s Quality System Regulation at 21 C.F.R. Part 820; (ii) good manufacturing practices, including quality systems requirements; (iii) the Regulatory Applications; (iv) record keeping; and (v) filing of MDRs and other reports to the FDA or other applicable Governmental Body.

(c) Since October 1, 2010, neither the Company nor any of its Subsidiaries has received notice of, nor has the Company or any of its Subsidiaries been subject to, any adverse inspectional finding, Form 483, warning letter, untitled letter, finding of deficiency, finding of non-compliance, compelled or voluntary recall, data integrity review, investigation, penalty, fine, sanction, assessment, request for corrective or remedial action, or other compliance or enforcement action or communication by the FDA or other Governmental Body relating to any Product, any Product-related marketing or promotional materials, statements or activities or facility of the Company or any of its Subsidiaries in which any Products are designed, developed, manufactured, tested, packaged, labeled, stored, distributed, or handled (including any facility registered with the FDA).

(d) None of the Company or its Subsidiaries has (i) made, with respect to any Product or the Business, an untrue or fraudulent statement to the FDA or any other applicable

Governmental Body, or in any records and documentation prepared or maintained to comply with the applicable Laws; or (ii) failed to disclose a material fact required to be disclosed to the FDA or any other similar Governmental Body. Each of the Company and its Subsidiaries complied in all respects with testing requirements or study protocols in connection with the work relied upon by the Company or any of its Subsidiaries in any submission or documentation for the FDA or other Governmental Body.

(e) None of the Company or any of its Subsidiaries or any of their respective officers, directors or employees have (i) been debarred, excluded or received notice of action or threat of action with respect to debarment, exclusion or other action under the provisions of 21 U.S.C. §§ 335a, 335b, or 335c, 42 U.S.C. § 1320a-7, 21 C.F.R. Parts 312 or 812, 45 C.F.R. Part 76, 2 C.F.R. Parts 180 or 376 or any equivalent provisions in any other applicable jurisdiction; or (ii) except as set forth in Section 2.19(e) of the Disclosure Letter, received notice of or been subject to any other material enforcement action involving the FDA or any other similar Governmental Body, including any suspension, consent decree, notice of criminal investigation, indictment, sentencing memorandum, plea agreement, Order or target or no-target letter, and none of the foregoing are pending or, to the Knowledge of the Company, threatened in writing against same. None of the Company, its Subsidiaries and their respective officers, directors or employees have made or offered any payment, gratuity or other thing of value that is prohibited by any Law to personnel of the FDA or any other Governmental Body.

(f) There are not presently pending, nor, to the Knowledge of the Company, threatened in writing, any civil, criminal or administrative actions, suits, demands, claims, hearings, notices of violation, investigations, proceedings, demand letters or other communications relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any Product, or alleging that any Product is otherwise unsafe or ineffective for its intended use, in each case, except as set forth in Section 2.19(f) of the Disclosure Letter. Neither the Company nor any of its Subsidiaries has made any modification to any Product because of warranty, product liability, regulatory or other claims or communications concerning alleged hazards or defects in such Product.

(g) To the extent applicable to the Business:

(i) each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Laws regarding Company relationships with healthcare providers and manufacturers;

(ii) each of the Company and its Subsidiaries pays physician consultants no more than fair market value for their services, plus reasonable and actual expenses, and only purchases services for which there is a commercially reasonable need;

(iii) all employees of each of the Company and its Subsidiaries receive no more than fair market value for any services they furnish to any manufacturer, plus reasonable and actual expenses, and are only paid for services for which the manufacturer has a commercially reasonable need;

(iv) neither the Company nor any Subsidiary accepts anything of value from any manufacturer to convert patients to such manufacturer’s products;

(v) any gift furnished by the Company or any of its Subsidiaries to physicians has never exceeded $100, or such lesser amount as may be prescribed by applicable Law, and has never been in the form of cash or a cash equivalent;

(vi) all price concessions received by the Company or any of its Subsidiaries from manufacturers or distributors comply with the discount safe harbor (42 C.F.R. § 1001.952(h));

(vii) neither the Company nor any of its Subsidiaries furnishes anything of value to any of its patients, including any waiver of coinsurance amounts, except pursuant to a consistently enforced bad debt policy;

(viii) all claims submitted to Payors by or on behalf of the Company and its Subsidiaries are and have been accurate in all respects, did not contain any misrepresentation or misleading information, were for services or goods that were medically indicated and necessary to the health of the patient serviced, and furnished by the Company or applicable Subsidiary;

(ix) neither Company nor any of its Subsidiaries has any overpayment liability to Medicare, Medicaid or other governmental payer; and

(x) the billing practices of the Company and its Subsidiaries are and have been in compliance in all material respects with all Laws and, where applicable, all Contracts with Payors.

(h) Except as set forth in Section 2.19(h) of the Disclosure Letter, without limiting the generality of the foregoing, each of the Company and its Subsidiaries is conducting the Business and using the Products, and has always conducted the Business and used the Products, in compliance with the Anti-Kickback Statute (42 U.S.C. § 1320a-7b), Civil Monetary Penalty Statute (42 U.S.C. § 1320a-7a), the Stark Law (42 U.S.C. § 1395nn), the False Claims Act (31 U.S.C. § 3729 et seq.), the Federal Criminal False Claims Act (18 U.S.C. § 287), the False Statements Relating to Health Care Matters law (18 U.S.C. § 1035), Health Care Fraud (18 U.S.C. § 1347), and comparable state statutes, and all of the regulations promulgated under all such statutes.

2.20 Product Warranty. As of the date of this Agreement, the Company does not provide, and since October 1, 2012, the Company has not provided, product warranties to any of its customers. Neither the Company nor any of its Subsidiaries has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or any of its Subsidiaries. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has committed any act or failed to commit any act, which would result in any material product Liability on the part of the Company or any of its Subsidiaries with respect to Products designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of the Company or any of its Subsidiaries.

2.21 Related Person Transactions. As of the date of this Agreement, no Person covered by Item 404 of Regulation S-K has entered into any transactions since October 1, 2012 with the Company or any of its Subsidiaries that were required to be disclosed by Item 404 of Regulation S-K but were not so disclosed in the SEC Reports.

2.22 Certain Payments. To the Knowledge of the Company, no director, officer or employee of the Company or any of its Subsidiaries, or other Person associated with or acting on behalf of any of them (a) has directly or indirectly made any contribution, gift, bribe, rebate, payoff, influence payment, unlawful contribution, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services: (i) to obtain favorable treatment in securing business for the Company or any of its Subsidiaries; (ii) to pay for favorable treatment for business secured by the Company or any of its Subsidiaries; (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or any of its Subsidiaries; or (iv) in violation of any Law (including the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”)); (b) has directly or indirectly established or maintained any fund or asset with respect to the Company or any of its Subsidiaries that has not been recorded in the books and records of the Company or any of its Subsidiaries, as applicable; (c) is, or has been, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any Person, in connection with alleged or possible violations of the FCPA or any other Law that prohibits payments to influence foreign or domestic government officials or health care professionals improperly; (d) has received written notice from, or made a voluntary disclosure to, the United States Department of Justice, the SEC, the United States Department of Health and Human Services, the UK Serious Fraud Office, or any other Governmental Body regarding alleged or possible violations of the FCPA or any other Law that prohibits payments to influence foreign or domestic government officials or health care professionals improperly; (e) engaged in any other unlawful reciprocal practice or given any other unlawful consideration to any Person; or (f) taken any action or made any omission in violation of any applicable Law or Order governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering, or compliance with unsanctioned foreign boycotts.

2.23 Suppliers.

(a) Section 2.23(a) of the Disclosure Letter sets forth a list of the five (5) largest suppliers of the Company and its Subsidiaries, taken as a whole, as measured by the dollar amount of purchases therefrom, during each of the fiscal years ended September 30, 2013 and September 30, 2014 and the last nine (9) months ended June 30, 2015 showing the approximate total purchases by the Company and its Subsidiaries from each such supplier during such period. The aggregate purchasing from such suppliers for the fiscal years ended September 30, 2013 and September 30, 2014, and the nine (9) month period ended June 30, 2015 represented 73.7%, 77.4% and 82.4%, respectively, for the total purchases made by the Company and its Subsidiaries during such periods.

(b) Except as set forth in Section 2.23(a) of the Disclosure Letter, since the Balance Sheet Date, no supplier listed in Section 2.23(a) of the Disclosure Letter has terminated its relationship with the Company or any of its Subsidiaries, or materially increased the pricing or other terms of its business with the Company or any of its Subsidiaries and, to the Knowledge of the Company, no supplier listed in Section 2.23(a) of the Disclosure Letter has notified the Company or any of its Subsidiaries that it intends to terminate or materially increase or change adversely to the Company the pricing or other terms of its business with the Company or any of its Subsidiaries.

2.24 Financial Advisors.

(a) Except for the Financial Advisor (as defined below), no Person has acted, directly or indirectly, as a broker, finder or financial advisor for the Company and its Subsidiaries in connection with the transactions contemplated by this Agreement and no Person is or shall be entitled to any fee or commission or like payment in respect thereof. The Company has provided Parent with a copy of its engagement letter and fee arrangement with the Financial Advisor.

(b) The Company Board has received the written opinion (the “Fairness Opinion”) of JMP Securities LLC (the “Financial Advisor”), dated as of the date of this Agreement, to the effect that, as of the date of this Agreement and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Common Stock pursuant to the Merger is fair to such holders from a financial point of view. A correct and complete copy of the Fairness Opinion has been delivered to Parent for informational purposes only.

2.25 Takeover Laws; Etc. The Company Board and the Company have taken all action necessary (including timely granting all necessary approvals) to exempt the Merger, this Agreement, the Company Documents and the other transactions contemplated hereby and thereby from any and all restrictions under or contemplated by (a) the “acquisition of controlling interest” statutes set forth in NRS 78.378 through NRS 78.3793, inclusive; (b) the “combinations with interested stockholder” statutes set forth in NRS 78.411 through 78.444, inclusive (presuming that neither Parent nor MergerSub has become an “interested stockholder” under NRS 78.423 at any time prior to the approval of the Merger and the Company Documents by the Company Board); and (c) any other “fair price,” “moratorium,” “interested stockholder,” “control share acquisition” or other form of anti-takeover law, rule or regulation ((a)-(c) above, collectively, “Takeover Laws”). The Company does not have in effect any shareholder rights plan, “poison pill” or similar plan or arrangement. No Securityholder has the right to seek dissenter’s rights or any other similar statutory rights regarding the fair value of the equity securities of the Company.

2.26 Information in Proxy Statement.

(a) Each document required to be filed by the Company with the SEC in connection with the Merger and the transactions contemplated by this Agreement (the “Company Disclosure Documents”), including the proxy or information statement of the Company containing information required by Regulation 14A under the Exchange Act (collectively with all amendments and supplements thereto, the “Proxy Statement”), to be filed with the SEC in connection with the Merger, will, when filed, comply as to form in all material respects with the applicable requirements of the Exchange Act.

(b) At the time the Proxy Statement or any amendment or supplement thereto is first mailed to the Shareholders, and at the time such Shareholders vote on approval of this Agreement and the Merger, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. At the time of the filing of any Company Disclosure Document other than the Proxy Statement and at the time of any distribution thereof, such Company Disclosure Document will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(c) The representations and warranties contained in this Section 2.26 will not apply to statements included in or omissions from the Company Disclosure Documents based upon information furnished to the Company in writing by Parent or MergerSub or any of their representatives specifically for use, inclusion or incorporation by reference therein.

ARTICLE III

REPRESENTATIONS AND WARRANTIES RELATING TO PARENT AND MERGERSUB

Parent and MergerSub hereby represent and warrant to the Company that:

3.1 Organization and Good Standing; Ownership. Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of New Jersey, and has all requisite corporate power and authority to own, lease and operate properties and carry on its business. MergerSub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate power and authority to own, lease and operate properties and carry on its business. MergerSub is a wholly-owned Subsidiary of Parent and has not conducted any activities or operations other than as were required, necessary or convenient to its formation and its execution, delivery and performance of this Agreement and the transactions contemplated hereby.

3.2 Authorization of Agreement. Each of Parent and MergerSub has all necessary power and authority to execute and deliver this Agreement and each other Parent Document, as the case may be, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and MergerSub of this Agreement and each other Parent Document has been duly authorized by all necessary corporate action on behalf of Parent and MergerSub. This Agreement and each Parent Document has been duly executed and delivered by Parent and MergerSub, as the case may be, and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement and each other Parent Document constitutes the legal, valid and binding obligation of Parent and MergerSub, enforceable against Parent and MergerSub in accordance with its respective terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Laws affecting the rights and remedies of creditors generally and general principles of equity.

3.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Parent and MergerSub of this Agreement or the other Parent Documents, the consummation of the transactions contemplated hereby or thereby, or the compliance by Parent and MergerSub with any of the provisions hereof or thereof shall conflict with, or result in any violation or breach of, or default under (with or without notice or lapse of time or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or give rise to any obligation of Parent or MergerSub to make any payment under, or result in the creation of any Liens upon any of the properties or assets of Parent or MergerSub under, any provision of: (i) the certificate of incorporation and by-laws or comparable organizational documents of Parent and MergerSub; (ii) any Contract, or Permit to which Parent and MergerSub is a party or by which any of the properties or assets of Parent and MergerSub are bound; (iii) any Order applicable to Parent and MergerSub or by which any of the properties or assets of Parent and MergerSub are bound; or (iv) any applicable Law, that would reasonably be expected to have a material adverse effect on or materially delay Parent’s or MergerSub’s ability to consummate the Merger.

(b) Except for (i) applicable requirements, if any, of the Exchange Act, the Securities Act, any applicable state securities or blue sky laws, and the applicable rules of the NYSE and (ii) any filings, consents and approvals required under the HSR Act in connection with the Merger, no consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person is required on the part of Parent and MergerSub in connection with the execution and delivery of this Agreement or Parent Documents or the compliance by Parent and MergerSub with any of the provisions hereof or thereof, without which, would reasonably be expected to have a material adverse effect on or materially delay Parent’s or MergerSub’s ability to consummate the Merger.

3.4 Litigation. As of the date hereof, there are no Legal Proceedings pending or, to the knowledge of Parent and MergerSub, threatened against Parent or MergerSub or to which Parent or MergerSub is otherwise a party relating to this Agreement or the Parent Documents or the transactions contemplated hereby and thereby, or which would reasonably be expected to have a material adverse effect on or materially delay Parent’s or MergerSub’s ability to consummate the Merger.

3.5 Financial Advisors. No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Parent and MergerSub in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

3.6 Financial Capacity. Parent and MergerSub have, and will have at the Effective Time, sufficient cash resources available to consummate the Merger on the terms and conditions contained in this Agreement.

3.7 No Interested Stockholder. Prior to entry into the Company Documents on the date hereof following their approval by the Company Board, neither Parent nor MergerSub is or has been an interested stockholder of the Company pursuant to NRS 78.423.

ARTICLE IV

COVENANTS

4.1 Regulatory Approvals.

(a) Each of the Parties shall cooperate with one another to prepare all necessary documentation (including furnishing all information required) under the HSR Act to effect promptly all necessary filings and to obtain all consents, waivers and approvals necessary to consummate the Merger as listed in Section 2.3(b) of the Disclosure Letter. Each Party shall promptly inform the other Parties of any material communications with any Governmental Antitrust Entity regarding any such filings or the Merger. Subject to applicable Law and the terms hereof, the Parties will consult and cooperate with one another in connection with any analyses, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act and/or responding to requests or objections made by any Governmental Antitrust Entity. In connection with and without limiting the foregoing, but subject to the terms hereof, unless prohibited by applicable Law or by the applicable Governmental Antitrust Entity, the Parties hereto agree to (i) give each other reasonable advance notice of all meetings with any Governmental Antitrust Entity relating to this Agreement, (ii) permit counsel for both Parties to participate in any in-person meetings with the Governmental Antitrust Entity, if and to the extent permitted by that Authority, (iii) provide each other (or counsel of each Party, as appropriate) with copies of all written and summaries of all oral communications from any Governmental Antitrust Entity relating to this Agreement, (iv) provide each other (or counsel of each Party, as appropriate) with drafts of all proposed written communications with the Governmental Antitrust Entity and consider in good faith the comments of the other Party on such draft, and (v) otherwise keep the other Party reasonably apprised with respect to any communications and developments with any Governmental Antitrust Entity regarding this Agreement. Any such disclosures or provisions of information by one Party to the other may be made on a counsel-only basis to the extent required under applicable Law or as appropriate to protect confidential business information. Notwithstanding the foregoing, any materials furnished by Parent or the Company to the other party pursuant to this Section 4.1 may be redacted to remove references concerning the valuation of the Company or as Parent or the Company, as applicable, determines in good faith is necessary to comply with applicable Law or to address reasonable attorney-client or other privilege concerns. In addition to, and not in limitation of, the foregoing, a Party may request entry into a joint defense or similar agreement as a condition to providing disclosure or materials not provided to such Party pursuant to the two preceding sentences and that, upon receipt of that request, the Parties shall work in good faith to enter into a joint defense agreement or other similar arrangement to create and preserve attorney-client privilege or to address other concerns in order to provide such Party with such information in a form and substance mutually acceptable to the Parties.

(b) Without limiting the generality of the other provisions of this Section 4.1, the Parties shall provide or cause to be provided as promptly as practicable to any Governmental

Antitrust Entity information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the Merger, including filing no later than ten (10) Business Days after the date hereof, of any notification and report form and related material required under the HSR Act by Parent and the Company and thereafter to respond promptly to any request for additional information or documentary material that may be made by a Governmental Antitrust Entity. Further, each of the Parties shall use its reasonable best efforts to resolve such objections, if any, as may be asserted by any Governmental Antitrust Entity with respect to the Merger under any Competition Law or any other applicable Law. Each of Parent, the Company and its Subsidiaries shall use its reasonable best efforts to take such action as may be required to cause the timely expiration or early termination of the notice periods under the HSR Act with respect to the Merger as promptly as possible after the execution of this Agreement. In connection therewith, if any Legal Proceeding is instituted (or threatened to be instituted) challenging the Merger as violative of any Competition Laws, each of Parent and the Company shall cooperate and use reasonable best efforts to contest any such Legal Proceeding, and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger, including by pursuing available avenues of administrative and judicial appeal unless Parent and the Company mutually conclude that litigation is not in their respective best interests or, in the case of any permanent Order, Parent concludes and has notified the Company in writing that an appeal is more likely than not to be unsuccessful. Parent shall be responsible for one hundred percent (100%) of the fees associated with the filing of the Notification and Report Form pursuant to the HSR Act.

(c) For the purposes of this Section 4.1, “reasonable best efforts” of Parent shall not require (nor shall anything in this Section 4.1 or otherwise in this Agreement require) Parent or any of its Subsidiaries to take any action that would prohibit or limit in any respect, or place any conditions on, the ownership or operation by Parent, its Subsidiaries or the Company or its Subsidiaries of any portion of the business or assets of Parent or the Company, or their respective Subsidiaries, or compel Parent or the Company, or their respective Subsidiaries, to dispose of, hold separate or license any portion of the business, assets or Intellectual Property of Parent or the Company, or their respective Subsidiaries, respectively, in each case as a result of the transactions contemplated by this Agreement and the Ancillary Documents.

(d) In addition, with regard to any Governmental Antitrust Entity, none of the Company, any of its Subsidiaries, or any of its Related Persons shall, without Parent’s prior written consent in Parent’s sole discretion, discuss or commit to any divestiture transaction, or discuss or commit to alter their businesses or commercial practices in any way, or otherwise discuss, take or commit to take any action that limits Parent’s freedom of action with respect to, or Parent’s ability to retain any of their respective businesses, product lines or assets or otherwise receive the full benefits of this Agreement.

4.2 Access to Books and Records. From the date hereof until the earlier of the Closing and the termination of this Agreement pursuant to Article VI (the “Pre-Closing Period”), and subject to the requirements of any Law, the Company and each of its Subsidiaries shall: (a) provide Parent and MergerSub and their authorized Representatives, upon reasonable notice, with reasonable access during normal business hours to the offices, properties, personnel, books, commitments, contracts and records of the Company or any of its Subsidiaries and shall instruct its Representatives to cooperate with Parent and MergerSub’s Representatives as reasonably necessary in order for Parent and MergerSub to have the opportunity to make such investigation as they shall reasonably desire to make of the Business, affairs and properties of the Company or any of its Subsidiaries; provided, however, that the activities of Parent, MergerSub and Parent and MergerSub’s Representatives shall be conducted in a manner so as not to interfere unreasonably with the operation of the Business; and (b) furnish to Parent, MergerSub and their respective Representatives such additional information as Parent, MergerSub and their respective Representatives may reasonably request from time-to-time. Notwithstanding the foregoing, the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would violate applicable Law or jeopardize protections afforded to the Company or any Subsidiary under the attorney client privilege or attorney work product doctrine; provided, however, the Company shall work together with Parent and MergerSub in good faith to provide, pursuant to alternative arrangements including entry into a joint defense or other similar arrangement agreed upon by the Parties, such access or information. Except as otherwise agreed to by the Company, and notwithstanding the termination of this Agreement, the terms and provisions of the Confidentiality Agreement, dated as of February 15, 2015, between Parent and the Company (the “Confidentiality Agreement”) shall apply to all information furnished to any of Parent and MergerSub’s authorized Representatives by the Company or any of its Subsidiaries. No investigation pursuant to this Section 4.2 or information provided, made available or delivered to Parent, MergerSub or any of Parent or MergerSub’s authorized Representatives pursuant to this Section 4.2 shall affect any representations, warranties, covenants, conditions, remedies or rights of the Parties hereto contained in this Agreement.

4.3 Conduct of the Business Pending the Closing. During the Pre-Closing Period, except as otherwise expressly provided in or contemplated by this Agreement or with the consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), each of the Company and its Subsidiaries shall (i) operate its Business in the Ordinary Course of Business and (ii) use commercially reasonable efforts to preserve intact its current business organization, keep available the services of its current officers and Key Employees (subject to Section 4.3(e)(v)) and preserve its relationships with its material suppliers set forth on Section 2.23 of the Disclosure Letter and other relationships material to the Business. Without limiting the generality of the foregoing, except as set forth in Section 4.3 of the Disclosure Letter, during the Pre-Closing Period, the Company shall not, and shall cause its Subsidiaries not to, without the prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned) of Parent:

(a) (i) transfer, issue, sell, pledge, encumber or dispose of any shares of capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries; (ii) grant options, warrants, calls or other rights to purchase or otherwise acquire shares of the capital stock or other securities of, or other ownership interests in, the Company or any of its Subsidiaries, other than as a result of the exercise of Options in accordance with their terms as in effect on the date hereof; or (iii) accelerate the vesting of any Options except, in the case of Options, as contemplated pursuant to Sections 1.7(a);

(b) (i) effect any recapitalization, reclassification, stock split, combination or like change in the capitalization of the Company or any of its Subsidiaries, or amend the terms of any outstanding securities or the underlying agreements related thereto of the Company or any of its Subsidiaries; (ii) authorize, declare, set aside, make or pay any dividend or other distribution payable in cash, stock or other property whether or not in respect of its capital stock, except a quarterly cash dividend consistent with past practice not to exceed $0.0325 per share; or (iii) redeem, purchase or otherwise acquire directly or indirectly any of the capital stock of the Company or any of its Subsidiaries;

(c) except as set forth in Sections 1.3 and 1.4, amend the Articles of Incorporation or Bylaws of the Company or similar organizational documents of any of its Subsidiaries, by operation of law or otherwise;

(d) spend or commit to any new capital expenditures (other than capital expenditures already reserved pursuant to the budget for the current fiscal year) in excess of $50,000, whether individually or in the aggregate, except for any capital expenditure that (x) management of the Company has determined is reasonably necessary to prevent the temporary or extended discontinuation of any of the Company’s or such Subsidiary’s business or operations or any material loss of revenues to the Company or such Subsidiary, and (y) the Company has given Parent at least five (5) hours prior notice (time being of the essence) to the making or commitment to make any such capital expenditure (email notice shall be sufficient), unless Parent has, within such five (5) hour period, reasonably withheld and/or conditioned its consent to such capital expenditure;

(e) (i) grant or announce any increase in the salary, severance or other direct or indirect compensation or benefits payable or to become payable to any Service Provider (except (1) as required by Law, or (2) as required under any existing Employee Plan as in effect on the date hereof); (ii) grant any bonus, benefit or other direct or indirect compensation to any Service Provider not required by any of the existing Employee Plans as in effect on the date hereof; (iii) loan or advance any money or other property to any Service Provider or any Related Person (except advancement of expenses as required by any of the existing Employee Plans as in effect on the date hereof in the Ordinary Course of Business); (iv) except as required by Law, amend, terminate, modify, extend, or materially increase the benefits provided under, any Employee Plan or enter into, grant, or adopt any arrangement that would be an Employee Plan if in effect on the date hereof; or (v) terminate any Service Provider that is a current executive officer or Key Employee, other than for cause (as determined in good faith by the Company or the applicable Subsidiary in its sole discretion);

(f) subject any of its assets to any Lien, except Permitted Exceptions;

(g) except in the Ordinary Course of Business, sell, assign, license, lease or transfer any of its assets or property;

(h) amend, modify or change any of its accounting policies, practices or procedures, except as required by GAAP;

(i) (i) amend, modify, make, change or rescind any material Tax election; (ii) enter into any Tax sharing, Tax indemnity or closing agreement pursuant to Section 7121 of the Code (or any similar provision of Law); (iii) settle or compromise any Tax Claim, notice, audit report or assessment except in an amount less than $50,000; (iv) file any amended income or other material Tax Returns; (v) amend, modify or make any change to (or make a request to change) its Tax accounting or reporting method; (vi) surrender any right to claim a refund of Taxes; (vii) file any income or other material Tax Return other than one prepared in the Ordinary Course of Business; or (viii) consent to any extension or waiver of the limitation period applicable to any income or other material Tax Return, Tax Claim or assessment;

(j) acquire (by merger, consolidation or other combination, or acquisition of stock or assets or otherwise) any interest in any Person;

(k) delay or postpone any payment of any accounts payable or other payables or expenses, unless such payable or expense is being contested in good faith by the Company or a Subsidiary, or accelerate at a discount the collection of accounts receivable or cash collections of any type, in any such case, other than in the Ordinary Course of Business; provided, however, that the Company may only accelerate in the event of a material negative impact to cash flow as a result of a material change in the aging of accounts receivable for one or more payors and in the event of such acceleration, the accounts receivable or cash collections of any type received by the Company shall be subject in all respects to the restrictions set forth in this Agreement including this Section 4.3;

(l) (i) amend or modify in any manner materially adverse to the Company or the applicable Subsidiary, or waive any material right under, any Material Contract (other than a Specified Contract), or elect not to renew or terminate any Material Contract (other than a Specified Contract); unless any such action is taken in the Ordinary Course of Business and after (x) a determination is made by an executive officer of the Company that such action is in the best interests of the Company or the applicable Subsidiary and (y) Parent is given at least two (2) days’ prior written notice (email notice in accordance with Section 7.9 shall be sufficient) of such action (or a shorter period if not practicable) or (ii) amend or modify in any manner materially adverse to the Company or the applicable Subsidiary, or waive any material right under, any Specified Contract, or elect not to renew or terminate any Specified Contract;

(m) amend, modify or make any changes in the Company’s or any of its Subsidiaries’ standardized or other sales terms and conditions, except in the Ordinary Course of Business;

(n) (i) incur, create or assume Indebtedness or amend or modify in any manner adverse to the Company or the applicable Subsidiary, or make any changes to the terms of any Indebtedness, whether individually or in the aggregate (it being understood that the Company or any of its Subsidiaries may (x) satisfy any outstanding Indebtedness prior to Closing or (y) draw down on any existing sources of Indebtedness in an amount, in the aggregate, more than $150,000 and only if such Indebtedness shall be satisfied at or prior to the Closing in accordance with Section 4.8); (ii) guarantee any Indebtedness or obligation of another Person (other than guarantees by the Company or any of its Subsidiaries of any Indebtedness of any other wholly-owned Subsidiary of the Company); or (iii) issue or sell any debt securities or rights to acquire any debt securities of the Company or any of its Subsidiaries;

(o) settle or compromise any pending or threatened Legal Proceeding or any claim, except for settlements or compromises in an amount less than $50,000 individually or $150,000 in the aggregate (and with respect to any purported demand for fair value under the NRS, subject to the limitations set forth in Section 4.13), for which the Company and its Subsidiaries receives a full release;

(p) amend, modify or make any changes to coverage levels of, or terminate, any insurance policy set forth in Section 2.18 of the Disclosure Letter;

(q) sell, modify, amend, license (other than non-exclusive licenses granted to customers in the Ordinary Course of Business pursuant to sales of Products not otherwise restricted by this Section 4.3), otherwise transfer, permit to lapse or otherwise cancel any rights under or to the Owned Intellectual Property, or terminate, default or otherwise fail to maintain any license to any material Licensed Intellectual Property;

(r) enter into any binding commitment or transaction which would cause the conditions in Section 5.1(a) or Section 5.1(b) not to be satisfied, or take any action or fail to take an action or, to the extent within the Company’s control, permit to occur any event that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect; or

(s) publicly announce an intention to enter into, authorize or enter into, or permit any of its Subsidiaries to authorize or enter into, any written agreement or otherwise make any binding commitment to do any of the foregoing.

(t) Notwithstanding the foregoing, nothing contained in this Agreement shall give Parent or MergerSub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

4.4 Publicity. Promptly following the execution of this Agreement, the Parent may and the Company shall issue a press release, in each case, in a form mutually agreed to by Parent and the Company announcing the execution of this Agreement and the transactions contemplated by this Agreement. Thereafter, each Party hereby agrees to (a) consult promptly with each other Party prior to issuing any press release or otherwise making any public statement with respect to the Merger and the transactions contemplated by this Agreement (other than any filing with the SEC, which shall solely be subject to the requirements set forth in Section 4.9, other than with respect to any press release or other public announcement attached as an exhibit thereto) and (b) provide to each other Party for review a copy of any such press release or statement (other than any filing with the SEC, which shall solely be subject to the requirements set forth in Section 4.9, other than with respect to any press release or other public announcement attached as an exhibit thereto). Neither Party shall issue any such press release or make any such public statement prior to such consultation and review by the other Party, unless required by applicable Law or rules and regulations of any securities exchange, in which case the first Party shall use its commercially reasonable efforts to allow the second Party reasonable time to review and comment on such release or statement in advance of such issuance.

4.5	Employee Covenants.

(a) During the period commencing at the Closing and ending on the first anniversary of the Closing Date (the “Continuation Period”), Parent shall or shall cause the Surviving Corporation to provide each employee of the Company or any of its Subsidiaries and who remains employed immediately after the Closing (each such employee, a “Continuing Employee”), subject to his or her continued employment, with a level of compensation (such term to include salary, bonus opportunities, and commissions, but excluding equity-based compensation) that is no less favorable than that provided by the Company or any of its Subsidiaries immediately prior to the Closing. During the Continuation Period, Parent shall or shall cause the Surviving Corporation to provide the Continuing Employees with retirement and welfare benefits that are no less favorable than those provided by the Company (including participant costs).

(b) With respect to any employee benefit plan maintained by Parent or its Subsidiaries including the Surviving Corporation (collectively, “Parent Benefit Plans”) in which any Continuing Employees will participate following the Closing, Parent shall, or shall cause the applicable Subsidiary to, recognize all service of the Continuing Employees with the Company or any of its Subsidiaries, as the case may be as if such service were with Parent, for vesting, eligibility and vacation entitlement purposes (but not benefit accruals) in any Parent Benefit Plan in which such Continuing Employees may be eligible to participate after the Closing; provided, however, such service shall not be recognized to the extent that (i) such recognition would result in a duplication of benefits or (ii) such service was not recognized under the corresponding Employee Plan.

(c) In addition, and without limiting the generality of the foregoing, for purposes of each Parent Benefit Plan providing medical, dental, pharmaceutical or vision benefits to any Continuing Employee or any other Parent Benefit Plan that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent shall cause, or with respect to any such plan that is fully insured, shall use commercially reasonable efforts to cause each third-party insurer to: (i) waive all pre-existing condition exclusions and actively-at-work requirements of such Parent Benefit Plan for such employee and his or her covered dependents, unless such conditions would not have been waived under the comparable Employee Plan in which such employee participated immediately prior to the Closing; and (ii) cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Employee Plan ending on the date such employee’s participation in the corresponding Parent Benefit Plan begins to be taken into account under such Parent Benefit Plan for purposes of satisfying all deductible and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such Parent Benefit Plan.

(d) This Section 4.5 shall be binding upon and inure solely to the benefit of each of the Parties to this Agreement, and nothing in this Section 4.5, express or implied, shall confer upon any other Person, including Continuing Employees, any rights or remedies of any nature whatsoever under or by reason of this Section 4.5. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The Parties hereto acknowledge and agree that the terms set forth in this

Section 4.5 shall not create any right in any employee or any other Person to any continued employment with the Company, any of its Subsidiaries, the Surviving Corporation, Parent or any of their respective Affiliates or compensation or benefits of any nature or kind whatsoever.

4.6 Notification of Certain Matters. During the Pre-Closing Period, the Company shall give notice to Parent, and Parent shall give notice to the Company, as promptly as reasonably practicable, upon becoming aware of (a) any fact, change, condition, circumstance, event, occurrence or non-occurrence that has caused, or is reasonably likely to cause, any representation or warranty in this Agreement made by the Company, Parent or MergerSub, as the case may be, to be untrue or inaccurate in any respect, such that the conditions set forth in Section 5.1(a) or Section 5.2(a), as applicable, would not be satisfied on or before the Termination Date; (b) any failure of the Company, Parent or MergerSub to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, in each case such that the conditions set forth in Section 5.1(b) or Section 5.2(b), as applicable, would not be satisfied on or before the Termination Date; or (c) the institution of or the written threat of institution of any Legal Proceeding against it related to this Agreement or the transactions contemplated hereby; provided, however, that the delivery of any notice pursuant to this Section 4.6 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice, or the representations or warranties of, or the conditions to the obligations of, the Parties hereto and thereto.

4.7 Further Assurances. During the Pre-Closing Period, the Parties shall cooperate with each other and use their respective commercially reasonable efforts to take, or cause to be taken, all actions necessary or appropriate to consummate the transactions contemplated by this Agreement. Subject to appropriate confidentiality protections and Section 4.1, during the Pre-Closing Period, each Party shall furnish to the other Parties such necessary information and reasonable assistance as such other Party may reasonably request in connection with the foregoing. Subject to Section 4.1, as promptly as practicable after the date hereof, Parent, MergerSub and the Company: (a) shall make all filings and give all notices reasonably required to be made and given by such Party in connection with the Merger and the other transactions contemplated by this Agreement; and (b) shall use commercially reasonable efforts to obtain all third-party consents required in connection with the Merger, but the failure of a third-party to issue any such consent shall not be a breach of this Agreement.

4.8 Payoff of Company Indebtedness. In the event that the Company or any of its Subsidiaries has Indebtedness described in clause (a) of the definition thereof outstanding as of the Closing, the Company will deliver to Parent, not later than two (2) Business Days prior to the Closing Date, payoff letters (the “Payoff Letters”) from each of the Company Creditors specified in Section 4.8 of the Disclosure Letter with respect to the Indebtedness in Section 4.8 of the Disclosure Letter, which letters shall specify: (a) the aggregate amount required to be paid in order to repay in full the Company Indebtedness related to such Payoff Letter (including any and all accrued but unpaid interest and prepayment penalty obligations due upon repayment); (b) payment instructions on the projected Closing Date, as well as the per diem amount to be added thereto in the event that the actual Closing Date is a date subsequent to the projected Closing Date; and (c) wire instructions of the Company’s accounts to make such payoff from the Company’s accounts. Each such Payoff Letter shall include customary undertakings to release in full, upon payment of the amounts set forth in such Payoff Letters, all Liens securing the

Company Indebtedness related to such Payoff Letter and to promptly prepare and file with the appropriate Governmental Body such instruments as may be required to effect or evidence such release or shall include authorization for the Company or another party designated by the Company to prepare and file any such instruments.

4.9 Shareholder Approval; Preparation of Proxy Statement.

(a) The Company Board has declared this Agreement, the Company Documents and the Merger and other transactions contemplated hereby and thereby, advisable and adopted a resolution recommending approval of this Agreement, the Merger and the other transactions contemplated hereby and thereby by the Shareholders (the “Board Recommendation”).

(b) The Company, acting through the Company Board, shall take all actions in accordance with applicable Law and the Articles of Incorporation and Bylaws, to duly call, give notice of, convene and hold a special meeting of its Shareholders (the “Company Shareholder Meeting”) as promptly as reasonably practicable following the clearance by the SEC of the Proxy Statement (or, if the staff of the SEC has not informed the Company that it intends to review the Proxy Statement, duly call and give notice of the Company Shareholder Meeting no later than the first date following the tenth (10th) calendar day following the filing of the preliminary Proxy Statement) for the purpose of considering and voting upon the approval of this Agreement, the Merger and such other matters as may be necessary to effectuate the transactions contemplated hereby and thereby. The Company shall deliver to the Shareholders: (i) the Proxy Statement; and (ii) any other notice and information statement that may be required to be given to the Shareholders pursuant to the NRS, the Articles of Incorporation and the Bylaws, in connection with the Merger, including, to the extent applicable, adequate notice of the Merger. Parent and its counsel shall be given the reasonable opportunity to review and comment on each of the documents to be mailed or delivered pursuant to clause (ii) of this Section 4.9(b) and which are not attached as Exhibits to this Agreement, and the Company shall consider in good faith all such comments. Subject to Section 4.11(c) and Section 6.1(g), the Company Board shall (A) recommend to the Shareholders the approval of this Agreement and the Merger, (B) include in the Proxy Statement such recommendation of the Company Board that the Shareholders vote in favor of the approval of this Agreement, (C) use all reasonable best efforts to solicit such approval from the Shareholders and (D) not withdraw or modify such Board Recommendation. The Proxy Statement shall include a copy of the Fairness Opinion and (subject to Section 4.11(c) hereof) the Board Recommendation. Unless this Agreement is validly terminated in accordance with Section 6.1, the Company shall submit this Agreement and the Merger to its Shareholders at the Company Shareholder Meeting. For purposes of clarity, in no event shall the Company be required to hold the Company Shareholder Meeting or prepare or mail the Proxy Statement if an Adverse Recommendation has occurred.

(c) As promptly as reasonably practicable following the execution of this Agreement, and in connection with the Company Shareholder Meeting, the Company shall (i) prepare and, after prior review and approval by Parent and MergerSub (not to be unreasonably withheld, conditioned or delayed), file with the SEC, use its commercially reasonable efforts to have cleared by the SEC and thereafter mail to the Shareholders as promptly as reasonably practicable, the Proxy Statement and all other proxy materials required under applicable Law and the rules of the NYSE in connection with such meeting, (ii) notify Parent and MergerSub of the receipt of any comments from the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent and MergerSub copies of all correspondence between the Company or any Representative of the Company and the SEC, (iii) give Parent and MergerSub and their counsel a reasonable opportunity to review and comment on all amendments and supplements to the Proxy Statement, and the Company shall consider in good faith all such comments and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, (iv) subject to the last sentence of Section 4.9(b) and Section 4.11(c), use commercially reasonable efforts to obtain the necessary approvals by the Shareholders of this Agreement and the Merger and (v) otherwise use its commercially reasonable efforts to comply with all legal requirements applicable to the Company Shareholder Meeting. If at any time prior to the Effective Time any information should be discovered by any Party hereto which should be set forth in a supplement or amendment to the Proxy Statement in order to ensure that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed by the Company with the SEC and disseminated by the Company to the Shareholders.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Shareholder Meeting (i) if, on the basis of advice of outside counsel, it is necessary to do so in order to ensure that any information discovered by any Party hereto that should be set forth in a supplement or amendment to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading, is provided to the Shareholders, (ii) if as of the time for which the Company Shareholder Meeting is originally scheduled there are insufficient shares of Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Company Shareholder Meeting or (iii) if otherwise required under applicable Law, including NRS 92A.120; provided, however, that, in any case, other than with respect to adjournments or postponements under clause (iii), any such adjournment or postponement of the Company Shareholder Meeting shall not exceed, without the prior written approval of Parent in its sole discretion, the earlier of (i) the last day before which it would be necessary under applicable Law to establish another record date to vote at the Company Shareholder Meeting, and (ii) the first Business Day following the twentieth (20th) calendar day of the initially scheduled Company Shareholder Meeting.

4.10 Company Action. Prior to the Effective Time, the Company shall take all actions necessary and sufficient in accordance with applicable Law, the Company Incentive Plan and, as applicable, the terms of each Option award agreement (including delivering all required notices and passing necessary resolutions of the Company Board and any applicable committee thereof), in each case, to give effect to the transactions contemplated by this Agreement (including this Section 4.10). Without limiting the foregoing, the Company shall take all actions necessary to ensure that the Company will not, at the Effective Time, be bound by any options, stock appreciation rights, restricted stock rights, restricted stock units, phantom equity awards, warrants or other rights or agreements which would entitle any Person, other than Parent and its Subsidiaries, to own any equity interest in the Surviving Corporation or to receive any payment in respect thereof. The Company shall take all actions necessary and sufficient to terminate the Company Incentive Plan, such termination to be effective at the Effective Time. The Company does not maintain a 401(k) or similar savings plan.

4.11 No Solicitation or Negotiation.

(a) The Company acknowledges that neither it, nor any of its Company Representatives, are engaged in any discussions or negotiations with any Person with respect to an Acquisition Proposal and confirms that it has complied with, and is in current compliance with, its standstill obligations as set forth in the Exclusivity Letter. Except as otherwise permitted by this Section 4.11, the Company shall not, and shall not authorize or permit its Company Representatives to, directly or indirectly, from the date hereof until the Effective Time or, if earlier, the termination of this Agreement in accordance with the terms of Article VI: (i) solicit, initiate, facilitate or encourage the making of an Acquisition Proposal; or (ii) (A) furnish or disclose to any Person non-public information with respect to an Acquisition Proposal; (B) negotiate or engage in discussions with any Person with respect to an Acquisition Proposal; or (C) enter into or amend or grant any waiver or release under any Contract (whether or not binding) or agreement in principle with respect to an Acquisition Proposal.

(b) Except as otherwise permitted by this Section 4.11 or unless the cancellation of, or removal of this Agreement from consideration at, the Company Shareholder Meeting is mandated by NRS 92A.120, the Company Board shall not: (i) withdraw, amend, modify or qualify, or publicly propose to withdraw, amend, modify or qualify in a manner adverse to Parent or MergerSub, its Board Recommendation; (ii) approve, recommend, or fail to recommend against, or publicly propose to approve or recommend, any Acquisition Proposal; (iii) make any public statement inconsistent with its recommendation that the Shareholders approve this Agreement and the Merger; (iv) fail to include its Board Recommendation to the Shareholders in the Proxy Statement; or (v) enter into any Contract (whether or not binding) or agreement in principle with respect to any Acquisition Proposal (any of the foregoing listed in (i), (ii), (iii) or (iv), an “Adverse Recommendation” and (v), an “Adverse Acquisition Agreement”).

(c) Notwithstanding Sections 4.11(a) and 4.11(b), prior to the receipt of the Required Approval, including during a Fiduciary Out Notice Period, the Company Board, directly or indirectly through any Representative, may, but subject to Sections 4.11(d) and 4.11(e): (i) participate in negotiations or discussions with any third-party that has made (and not withdrawn) a bona fide and unsolicited Acquisition Proposal that did not result from violation of this Section 4.11 and that would reasonably be expected to lead to a Superior Proposal (a “Qualified Acquisition Proposal”); (ii) thereafter furnish to such third party non-public information relating to the Company or any of its Subsidiaries pursuant to an executed confidentiality agreement containing terms no less favorable to the Company, in the aggregate, as reasonably determined by the Company, than those set forth in the Confidentiality Agreement, except that each such confidentiality agreement will permit the sharing of information by the

Company to Parent as contemplated by this Agreement (a copy of such confidentiality agreement shall be promptly provided to Parent (in all events within thirty-six (36) hours)); (iii) following receipt of and on account of a Qualified Acquisition Proposal that the Company Board determines in good faith after consultation with its outside legal counsel and financial advisor constitutes a Superior Proposal, make an Adverse Recommendation and/or enter into an Adverse Acquisition Agreement; and/or (iv) take any action that any court of competent jurisdiction orders the Company or any of its Subsidiaries to take (which order remains unstayed), but in each case referred to in the foregoing clauses (i) through (iv), only if the Company Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the Company Board’s fiduciary duties under applicable Law, which shall be deemed to include its obligations under NRS 92A.120.

(d) The Company Board shall not take any of the actions referred to in clauses (i) through (iv) of Section 4.11(c) unless the Company complies with the provisions of this Section 4.11(d). The Company shall notify Parent promptly (but in no event later than thirty-six (36) hours) after the receipt by the Company (or any Company Representative) of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third-party, in each case, in connection with an Acquisition Proposal. In such notice, the Company shall: (i) identify the third-party making the Acquisition Proposal and (ii) provide a summary of the material terms and conditions of the Acquisition Proposal, or indication or request. The Company shall notify Parent as soon as reasonably practicable (and in any event within thirty-six (36) hours) of any changes to the material terms of any such Acquisition Proposal, indication or request, including any material amendments or proposed amendments as to price and other material terms thereof. The Company shall promptly provide Parent (and in no event later than thirty-six (36) hours after such information is provided to them) with copies of any non-public information concerning the Business and the Company’s present or future performance, financial condition or results of operations, provided to any third party, to the extent such information has not been previously provided to Parent.

(e) Notwithstanding Section 4.11(b), at any time prior to the receipt of the Required Approval, the Company Board may make an Adverse Recommendation or terminate this Agreement pursuant to Section 6.1(g) in order to enter into an Adverse Acquisition Agreement, if: (i) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel and financial advisor that a Qualified Acquisition Proposal constitutes a Superior Proposal, (ii) the Company promptly notifies Parent, in writing, at least four (4) Business Days (the “Fiduciary Out Notice Period”) before taking such action of its intention to take such action with respect to the Qualified Acquisition Proposal, which notice shall state expressly that the Company has received a Qualified Acquisition Proposal that the Board has determined constitutes a Superior Proposal and that the Company Board intends to make an Adverse Recommendation or terminate this Agreement pursuant to Section 6.1(g); (iii) the Company attaches to such notice the most current version of the proposed agreement with respect to (which version shall be updated on a prompt basis), and the identity of the third-party making, such Qualified Acquisition Proposal; (iv) the Company shall, and shall cause its Subsidiaries to, and shall use its reasonable best efforts to cause its and its Subsidiaries’

Representatives to, during the Fiduciary Out Notice Period, negotiate with Parent in good faith to make such adjustments in the terms and conditions of this Agreement so that such Qualified Acquisition Proposal ceases to constitute a Superior Proposal, if Parent, in its discretion, proposes to make such adjustments (it being agreed that in the event that, after commencement of the Fiduciary Out Notice Period, there is any material revision to the terms of the Qualified Acquisition Proposal, including, any revision in price, the Fiduciary Out Notice Period shall be extended, if applicable, to ensure that at least two (2) Business Days remains in the Fiduciary Out Notice Period subsequent to the time the Company notifies Parent of any such material revision (it being understood that there may be multiple extensions)); and (v) the Company Board determines in good faith, after consulting with outside legal counsel and its financial advisor, that in the case of a Qualified Acquisition Proposal, such Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during the Fiduciary Out Notice Period in the terms and conditions of this Agreement, including pursuant to clause (e)(iv) of this Section 4.11. During the Fiduciary Out Notice Period, the Company shall be permitted to take the actions set forth in Sections 4.11(c)(i) and (ii) in respect of the Person that submitted such Qualified Acquisition Proposal.

(f) Nothing contained in this Section 4.11 shall be deemed to prohibit the Company or the Company Board or any committee thereof from (i) complying with its disclosure obligations under applicable Law with regard to an Acquisition Proposal, including talking and disclosing to its Shareholders a position contemplated by Rule 14d-9, Rule 14e-2 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) complying with its disclosure obligations if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to disclose would reasonably be expected to be inconsistent with its obligations under applicable Law or (iii) making accurate disclosure to the Shareholders of any factual information regarding the business, financial condition or results of operations of the Company or its Subsidiaries; provided, however, that nothing in this Section 4.11(f) shall permit the Company to make an Adverse Recommendation (including in compliance with Rule 14e-2, Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or other applicable Law) without complying with Sections 4.11(d) and 4.11(e) and, for the avoidance of doubt, any such disclosure described in clauses (i) and (ii) that does not reaffirm the Board Recommendation (other than a “stop, look and listen” communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall constitute an Adverse Recommendation.

4.12 Directors’ and Officers’ Liability Indemnification and Insurance.

(a) For a period of six (6) years following the Closing Date, pursuant to the provisions of the Articles of Incorporation and Bylaws, in each case, as in effect on the date hereof, the Surviving Corporation will, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless the present and former officers and directors of the Company and its Subsidiaries in respect of acts or omissions occurring prior to the Effective Time while such persons are officers and directors to the same extent as is provided under the Articles of Incorporation and Bylaws as in effect on the date of this Agreement. For a period of six (6) years following the Closing Date, neither Parent nor the Surviving Corporation will amend, repeal or modify such provisions of the Articles of Incorporation and Bylaws in any manner that would adversely affect in any material respect the rights thereunder of such persons; provided, however, that such indemnification shall be subject to any limitation imposed from time-to-time under applicable Law. The Company shall, during the Pre-Closing Period, provide for advancement of expenses of the Persons serving as officers and directors of the Company and its Subsidiaries at any time during the Pre-Closing Period, upon receipt of an undertaking by or on behalf of such Person to repay such amount if it is ultimately determined by a court of competent jurisdiction that such Person is not entitled to be indemnified by the Surviving Corporation as authorized which shall be, in any event, at least as favorable to such persons as the advancement of expenses of the officers and directors of MergerSub as set forth in the articles of incorporation and bylaws of MergerSub as in effect on the date hereof. The Surviving Corporation shall assume and comply with, and shall not terminate, modify or amend in any way that is less favorable or adverse to any or all of the counterparties thereto, and the Parent shall cause the Surviving Corporation to assume and comply with, and not to terminate, modify or amend in any way that is less favorable or adverse to any or all of the counterparties thereto, the Director Indemnification Agreements. To the extent that this Section 4.12(a) conflicts with any section of any Director Indemnification Agreement, the Director Indemnification Agreement shall control to the extent of such conflict.

(b) At Parent’s sole expense, at or prior to the Effective Time, the Company shall procure, and for a period of six (6) years following the Closing Date, Parent shall maintain, or cause the Surviving Corporation to maintain, directors’ and officers’ liability insurance coverage, which shall provide for policy limits, terms, conditions, retentions and levels of coverage at least as favorable in the aggregate to the directors and officers covered under such insurance policies as the policy limits, terms, conditions, retentions and levels of coverage in the existing policies of the Company, and which shall provide full prior acts coverage for alleged wrongful acts or omissions occurring at or prior to the Effective Time, for any current or former officers and directors of the Company or any of its Subsidiaries with respect to any actions or omissions by such directors or officers occurring prior to the Effective Time; provided, however, that if such insurance policies are not available at an annual cost not greater than two hundred fifty percent (250%) of the last annual premium paid prior to the date hereof under such policy (the “Insurance Cap”), then the Company shall obtain, at Parent’s sole expense, as much comparable insurance as can reasonably be obtained in the Company’s good faith judgment at a cost up to but not exceeding the Insurance Cap. Following the Closing, the Surviving Corporation shall, or Parent shall cause the Surviving Corporation (or its successor) to, maintain the insurance purchased by the Company pursuant to this Section 4.12(b) in effect for the entire six (6) year policy period required by this Section 4.12(b).

(c) In the event that the Surviving Corporation or any of its successors or assigns, in one or more transactions, (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights and other assets to any one or more Persons, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall be responsible for the obligations of the Surviving Corporation set forth in this Section 4.12. Such assumption shall be a condition precedent to the Surviving Corporation taking any such action.

(d) The obligations set forth in this Section 4.12 shall not be terminated, amended or otherwise modified in any manner that adversely affects any Person described in this

Section 4.12 (or any other Person who is a beneficiary under the directors’ and officers’ liability insurance or the policy referred to in Section 4.12(b) (and their heirs and representatives)) without the prior written consent of such affected Person.

(e) The provisions of this Section 4.12 shall survive consummation of the Merger and are expressly intended to benefit each of the present and former officers and directors of the Company (or their respective heirs or representatives) up to the Effective Time who are entitled to indemnification by the Company or any of its Subsidiaries as of the date of this Agreement.

4.13 Notice or Demand for Fair Value of Common Stock. The Company shall give Parent prompt written notice upon receipt by the Company at any time before the Effective Time of any purported notice of intent to demand, or any purported demand in respect of, payment of the fair value of any shares of Common Stock under the NRS or otherwise in connection with the transactions contemplated by this Agreement and any withdrawal of any such purported notice or demand. The Company shall not, except with the prior written consent of Parent, negotiate, make any payment with respect to, or settle or offer to settle, any such demand at any time before the Effective Time, and prior to the Effective Time, Parent and MergerSub shall have the right to participate in all negotiations and proceedings with respect to any such purported demand.

4.14 Termination of Registration. Each of the Parties hereto agrees to cooperate with the other Party in taking, or causing to be taken, all actions and to do or causing to be done all things, reasonably necessary, proper or advisable to terminate the registration of the Common Stock under the Exchange Act and to cause the delisting of the Common Stock from NYSE; provided that such termination and delisting shall not be effective until or after the Effective Time.

4.15 Shareholder Litigation. Without limiting Section 4.13, the Company shall promptly advise Parent in writing of any Legal Proceeding brought by any Shareholder against the Company and/or its directors or officers and shall promptly provide Parent with copies of all proceedings and third party correspondence relating to such Legal Proceeding. Each of the Parties hereto shall give the others the reasonable opportunity to participate in the defense of any Shareholder Legal Proceeding against the Company, Parent or MergerSub, as applicable, and their respective directors or officers relating to the Merger or the transactions contemplated under this Agreement and the Parties shall use commercially reasonable best efforts to contest any such Shareholder Legal Proceeding, and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the Merger in connection with any Shareholder Legal Proceeding, including by pursuing available avenues of judicial appeal. The Company shall not settle any Legal Proceeding currently pending, or commenced after the date of this Agreement, against the Company or any of its directors or officers by any Securityholder relating to this Agreement or the Merger, in each case, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. If the Company requests that Parent provide its consent to a settlement of any Shareholder Legal Proceeding agreed to by the Company and the plaintiffs to any such Shareholder Legal Proceeding, but Parent unreasonably withholds such consent, and thereafter a permanent Order relating to such Shareholder Legal Proceeding is imposed that prevents the consummation of the transactions contemplated hereby and this Agreement is then terminated, Parent shall reimburse the Company for any third party fees and expenses it incurs in connection with defending any such Shareholder Legal Proceeding.

4.16 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be reasonably necessary and permitted to cause the Merger or the transactions contemplated under this Agreement, including any dispositions of Common Stock (including derivative securities with respect to such Common Stock and including the deemed disposition and cancellation of the Options in the Merger) by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.17 State Takeover Statutes. If any Takeover Law is or may become applicable to the Merger or the transactions contemplated under this Agreement, (a) the Parties shall use commercially reasonable efforts to take such actions as are reasonably necessary so that the Merger or the transactions contemplated under this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and (b) the Company Board shall timely take all commercially reasonable actions within its power (and with respect to NRS 78.411 through 78.444, inclusive, all actions within its power) necessary to render such statutes inapplicable to the Merger or the transactions contemplated under this Agreement. Prior to the Effective Time, neither Parent nor MergerSub shall knowingly take any action that would reasonably be expected to render it an interested stockholder of the Company pursuant to any Takeover Law other than any Takeover Law under the NRS.

4.18 SEC Reports. From the date of this Agreement to the Effective Time, the Company shall timely file with the SEC all SEC Reports required to be filed by it under the Exchange Act or the Securities Act. As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each such SEC Report shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be. As of its filing date or, if amended after the date of this Agreement, as of the date of the last such amendment, each such SEC Report filed pursuant to the Exchange Act shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each such SEC Report that is a registration statement, as amended or supplemented, if applicable, filed after the date of this Agreement pursuant to the Securities Act, as of the date such registration statement or amendment became effective after the date of this Agreement, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made in light of the circumstances under which they were made, not misleading.

4.19 Officer and Director Resignations. The Company shall use its commercially reasonable efforts to obtain written resignations, effective as of the Closing, from each of the persons set forth in Section 4.19 of the Disclosure Letter, in each case, in his or her capacity as an officer or a director of the Company or any of its Subsidiaries.

ARTICLE V

CONDITIONS TO CLOSING

5.1 Conditions Precedent to Obligations of Parent and MergerSub. The obligation of Parent and MergerSub to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions precedent (any or all of which may be waived in writing by Parent in whole or in part to the extent permitted by applicable Law):

(a)

(i) the representations and warranties of the Company contained in Article II (except for those specified in subclauses (ii), (iii) and (iv) below) shall be true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications) in each case as of the date hereof and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except for such failures to be true and correct as would not have, individually or in the aggregate, a Material Adverse Effect;

(ii) the representations and warranties set forth in the first sentence of Section 2.1 (Organization and Good Standing; Investments), Section 2.4(b) (Capitalization), and Section 2.5 (Subsidiaries), other than the third sentence of Section 2.5(a), shall be true and correct in all material respects;

(iii) the representations and warranties set forth in Section 2.2 (Authorization of Agreement), Section 2.4(d) (Capitalization), Section 2.24 (Financial Advisors) and Section 2.25 (Takeover Laws; Etc.) shall be true and correct in all respects; and

(iv) the representations and warranties set forth in Sections 2.4(a) and 2.4(c) (Capitalization) shall be true and correct in all respects, except for insignificant deviations in numerical amounts;

(b) the Company shall have performed and complied in all material respects with all obligations and agreements required in this Agreement and the Company Documents to be performed or complied with by it on or prior to the Closing Date;

(c) there shall not have been a Material Adverse Effect since the date of this Agreement;

(d) each of the Non-Compete Agreements shall be in full force and effect, other than any Non-Compete Agreement which has been terminated due to a Qualified Termination; and

(e) the Company shall have delivered to Parent each of the following items:

(i) a certificate of the Company substantially in the form attached hereto as Exhibit C, dated as of the Closing Date, stating that the conditions specified in Sections 5.1(a) and 5.1(b) have been satisfied (the “Company Closing Certificate”);

(ii) a certificate by the Company dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b)(3) of the Code, stating that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code and a notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h), together with a written authorization for Parent to deliver such notice form to the IRS on behalf of the Company after the Closing; and

(iii) a copy of the Articles of Merger duly executed by the Company.

5.2 Conditions Precedent to Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent:

(a) the representations and warranties of Parent and MergerSub contained in Article III shall be true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications), in each case as of the date hereof and as of the Closing Date (except for such representations and warranties made only as of a specified date, which shall be true and correct as of the specified date), except for such failures to be true and correct as would not reasonably be expected to prevent or otherwise have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger;

(b) Parent and MergerSub shall have performed and complied in all material respects with all obligations and agreements required by this Agreement and the Parent Documents to be performed or complied with by Parent and MergerSub on or prior to the Closing Date; and

(c) Parent or MergerSub shall have delivered a certificate of an officer of Parent substantially in the form attached hereto as Exhibit D, dated as of the Closing Date, stating that the conditions specified in Sections 5.2(a) and 5.2(b) have been satisfied (the “Parent Closing Certificate”).

5.3 Conditions Precedent to All Parties’ Obligations. The obligations of all Parties to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions precedent:

(a) any and all waiting periods applicable to the Merger under the HSR Act (and any extension thereof) have expired or been terminated, or approval has been granted by the relevant Governmental Antitrust Entity;

(b) no Order issued by any Governmental Body of competent jurisdiction shall be in effect that prevents the consummation of the Merger on the terms contemplated by this Agreement and the other Ancillary Documents, and no applicable Law shall have been enacted or be deemed applicable to the Merger that makes consummation of the Merger illegal;

(c) there shall be no pending or threatened Legal Proceeding or enforcement action under any Law, in each case, by any Governmental Body that: (i) prevents the performance of this Agreement or the Ancillary Documents or the consummation of the transactions contemplated hereby or thereby; or (ii) declares unlawful the transactions contemplated by this Agreement or the Ancillary Documents or causes such transactions to be rescinded; and

(d) the Required Approval shall have been obtained.

ARTICLE VI

TERMINATION

6.1 Termination. This Agreement may be terminated at any time prior to the Closing only:

(a) by mutual written consent of the Company and Parent;

(b) by Parent, upon an Adverse Recommendation, or if the Company Shareholder Meeting is cancelled (except for a postponement or adjournment not prohibited by this Agreement), or if this Agreement is removed from consideration at the Company Shareholder Meeting as mandated by NRS 92A.120;

(c) by the Company or Parent, if the Company Shareholder Meeting is held by the Company and the Required Approval is not obtained at such meeting or at any adjournment or postponement thereof;

(d) at the election of the Company or Parent on or after April 30, 2016 (as may be extended as described herein, the “Termination Date”), if the Closing shall not have occurred by 11:59 pm Eastern time on such date, provided, however, that the terminating Party is not in breach in any material respect of any of its obligations hereunder that has been the cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; provided, further, that the Termination Date shall be extended at either Parent’s or the Company’s option, by notice to the other, until June 30, 2016 if all conditions to Closing have been satisfied or waived (other than those that are to be satisfied by action taken at Closing) other than a condition set forth in Section 5.3(a) and/or Section 5.3(c);

(e) by Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in each case such that the conditions set forth in Sections 5.1 and 5.3 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by the Company of written notice of such breach from Parent stating its intention to terminate this Agreement pursuant to this Section 6.1(e) and this Agreement shall terminate without further action, notice or deed, on the thirty-first (31st) day after delivery of such notice if such breach or failure has not been so cured; provided that the right to terminate this Agreement pursuant to this Section 6.1(e) shall not be available to Parent if Parent or MergerSub is then in material breach of this Agreement;

(f) by the Company, if Parent or MergerSub shall have breached or failed to perform any of their respective representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in each case such that the conditions set forth in Sections 5.2 and 5.3 would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days following receipt by Parent and MergerSub of written notice of such breach from the Company stating its intention to terminate this Agreement pursuant to this Section 6.1(f) and this Agreement shall terminate without further action, notice or deed, on the thirty-first (31st) day after delivery of such notice if such breach or failure has not been so cured; provided that the right to terminate this Agreement pursuant to this Section 6.1(f) shall not be available to the Company if the Company is then in material breach of this Agreement;

(g) by the Company, at any time prior to obtaining the Required Approval, if the Company Board (or any committee thereof) authorizes the Company to enter into an Adverse Acquisition Agreement concerning a transaction that constitutes a Superior Proposal and the Company enters into such Adverse Acquisition Agreement concurrently with such termination, but only if (x) the Company has complied with Section 4.11 (subject to the applicable cure in Section 6.2) and Section 6.2 and (y) as a condition to the effectiveness of such termination, the Company pays the Termination Fee to Parent by wire transfer of immediately available funds;

(h) by the Company or Parent, if a permanent injunction or other Order which is final and nonappealable shall have been issued against such Party that restrains or otherwise prohibits the consummation of the Merger in accordance with the terms of this Agreement; provided that the Party seeking to terminate this Agreement pursuant to this Section 6.1(h) shall have complied with Section 4.1 or Section 4.15, as applicable.

6.2 Effect of Termination. Any Party terminating this Agreement pursuant to Section 6.1 shall give written notice of such termination to the other Party in accordance with this Agreement specifying the provision or provisions of Article VI pursuant to which such termination is being effected and the basis therefor and such termination shall be effective upon the transmission of such notice to the other Party (unless a later effective time is specified in such notice) and compliance with such provisions. Notwithstanding the foregoing, in order to terminate this Agreement pursuant to Section 6.1(g), the Company shall send written notice of intention to terminate (the “Section 6.1(g) Notice”) to Parent (which transmission shall not trigger payment of the Termination Fee) which Section 6.1(g) Notice and the termination contemplated thereby shall become automatically effective without any further notice at the expiration of the forty-eight (48) hour period immediately following transmission thereof (the “Section 6.1(g) Notice Period”), subject only to payment of the Termination Fee pursuant to Section 6.1(g)(y) and the entry into the Adverse Acquisition Agreement described in Section 6.1(g) concurrently with payment to Parent of the Termination Fee, unless:

(a) during the Section 6.1(g) Notice Period, Parent delivers to the Company a written notice indicating that the Company is in compliance with Section 4.11, in which case the

Section 6.1(g) Notice and the termination contemplated thereby shall become effective automatically upon the Company’s receipt of such notice from Parent and payment of the Termination Fee pursuant to Section 6.1(g)(y) and the entry into such Adverse Acquisition Agreement concurrently with payment to Parent of the Termination Fee; or

(b) during the Section 6.1(g) Notice Period, Parent delivers to the Company a written notice describing any non-compliance with or breach by the Company of Section 4.11(d), then the Company shall have the opportunity to cure such non-compliance or breach during the forty-eight (48) hour period immediately following the Company’s receipt of such notice from Parent, and if the Company cures such non-compliance or breach during such period (and Company agrees to provide written notice to Parent of such cure), then the Fiduciary Out Notice Period shall be automatically extended for an additional two (2) Business Days and the Parties shall once again comply with the provisions of Section 4.11(e) with respect to such Fiduciary Out Notice Period and if, upon the expiration of the Fiduciary Out Notice Period, as extended, the applicable Acquisition Proposal continues to constitute a Superior Proposal after taking into account any adjustments made by Parent during such Fiduciary Out Notice Period, then this Agreement shall be deemed to be terminated subject only to payment of the Termination Fee pursuant to Section 6.1(g)(y) and the entry into such Adverse Acquisition Agreement concurrently with payment to Parent of the Termination Fee. For the avoidance of doubt, in the event that any non-compliance with or breach by the Company of Section 4.11(d) identified by Parent is not cured in accordance with this Section 6.2(b), then the Company shall have no right to terminate this Agreement pursuant to Section 6.1(g) with respect to such Superior Proposal.

In the event that the effectiveness of any termination of this Agreement pursuant to a Section 6.1(g) Notice falls on a day that is not a Business Day, then, notwithstanding anything to the contrary contained in Section 6.1(g), such termination shall nevertheless be effective on such day and the Termination Fee shall be payable by the Company on the first Business Day following the effectiveness thereof. Notwithstanding anything to the contrary contained in this Agreement, in no event shall delivery of a Section 6.1(g) Notice constitute an Adverse Recommendation. In the event of termination of this Agreement pursuant to Section 6.1, all obligations under this Agreement (other than those provisions set forth in this Article VI and Article VII and the penultimate sentence of Section 4.2) shall terminate and shall be of no further force or effect; provided, however, that any Party to this Agreement may seek to recover damages in the event of a termination of this Agreement pursuant to Section 6.1 as result of a willful breach of this Agreement by another Party prior to the termination of this Agreement.

6.3 Fees and Expenses Following Termination.

(a) If this Agreement is terminated pursuant to:

(i) Section 6.1(b), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after such termination, a fee in an amount equal to the Termination Fee, unless, prior to the receipt of the Termination Fee, Parent has commenced an action for or otherwise seeks an injunction or order of specific performance requiring the consummation of the Merger, in which case, no Termination Fee shall be payable during the pendency of such proceeding, but shall be paid to Parent within one (1) Business Day of any Order denying Parent’s request for an injunction or order of specific performance;

(ii) Section 6.1(c), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days following receipt by the Company of documentation relating to Parent’s and MergerSub’s fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby, an amount equal to all such fees and expenses up to a maximum of $2,000,000; or

(iii) Section 6.1(c), Section 6.1(d) (provided that such termination pursuant to Section 6.1(d) does not occur at a time when termination could have occurred pursuant to Section 6.1(h)) or Section 6.1(e) and (A) at or prior to the time of termination of this Agreement an Acquisition Proposal (which, for purposes of this Section 6.2(a)(iii) shall have the meaning set forth in the definition of Acquisition Proposal contained in Annex I, except that all references to “fifteen percent (15%) or more” shall be deemed references to “more than fifty percent (50%)”) shall have been made; and (B) on or before the twelve (12) month anniversary of the date of termination of this Agreement, the Company enters into a definitive Adverse Acquisition Agreement with any third-party other than Parent or its Affiliates (whether or not with the same party which made the Acquisition Proposal), then the Company shall pay to Parent (by wire transfer of immediately available funds), within two (2) Business Days after the date upon which the transaction contemplated by such definitive Adverse Acquisition Agreement is consummated, a fee in an amount equal to the Termination Fee less any amount previously paid to Parent under Section 6.3(a)(ii).

(b) The Company acknowledges and hereby agrees that the provisions of Section 6.1(g) and this Section 6.3 are an integral part of the transactions contemplated by this Agreement (including the Merger), and that, without such provisions, Parent and MergerSub would not have entered into this Agreement. If the Company shall fail to pay in a timely manner the amounts due pursuant to Section 6.1(g) and this Section 6.3, and, in order to obtain such payment, Parent makes a claim against the Company that results in a judgment against the Company, the Company shall pay to Parent the costs and expenses of Parent (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 6.3 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The Parties acknowledge and agree that in no event shall the Company be obligated to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and upon the occurrence of different events.

(c) In the event that Parent (or its designee(s)) shall receive the Termination Fee pursuant to Section 6.1(g) or Section 6.3(a), (i) the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, MergerSub or any of their respective Affiliates or any other Person arising out of this Agreement (and its termination) and the transactions contemplated hereby, including the Merger (and the failure of the Merger to be consummated), or any matters forming the basis for the termination of this Agreement, and (ii) the Company, its Subsidiaries, and their respective Affiliates shall have no liability or obligation arising out of this Agreement (and its termination) and the transactions contemplated hereby, including the Merger (and the failure of the Merger to consummated), or any matters forming the basis for the termination of this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1 Expenses. Except as otherwise specifically provided in this Agreement, the Parties hereto shall each bear their own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.

7.2 No Survival. Subject to Section 6.2, the representations, warranties and agreements made in this Agreement and in any certificate delivered pursuant hereto shall not survive beyond the earlier of the Effective Time or the termination of this Agreement in accordance with Article VI hereof. Notwithstanding the foregoing, the agreements set forth in Articles I and VII and Section 4.12 shall survive the Effective Time and those set forth in Sections 6.1, 6.2 and 6.3 shall survive termination.

7.3 Remedies. The Parties agree that irreparable damage may occur in the event that any term or provision of this Agreement is not performed by any Party in accordance with the terms hereof and that each Party shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement or specific performance of the terms and provisions hereof, in addition to any other remedies to which such Party is entitled at law or in equity, in each case without the requirement of posting any bond or other type of security. Each Party hereby agrees not to raise any objection or legal or equitable defense to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by another Party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of another Party under this Agreement. Notwithstanding the foregoing, in the event that Parent commences an action for or otherwise seeks an injunction or an order of specific performance pursuant to this Section 7.3, (x) it shall not be entitled to receive the Termination Fee pursuant to Section 6.3(a)(i) if such injunction or order is granted, and (y) to the extent it has received the Termination Fee pursuant to Section 6.1(g), then Parent shall immediately upon such commencement disgorge the Termination Fee to the Company, and shall only thereafter be entitled to the Termination Fee (to the extent provided in this Agreement) if such injunction or order is not granted.

7.4 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(a) The Parties hereby irrevocably submit to the exclusive jurisdiction of the Delaware Court of Chancery, and in the absence of such jurisdiction, the exclusive jurisdiction of Delaware over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each Party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts, including any issue or claim under Section 7.8(b). The Parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) Each of the Parties hereby consents to process being served by any Party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 7.9.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY TO THIS AGREEMENT AGREES AND CONSENTS THAT ANY SUCH LEGAL PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EACH PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF EACH RESPECTIVE PARTY’S RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER; (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.4(c).

7.5 Interpretive Matters. Unless otherwise expressly provided, for purposes of this Agreement and any Annexes, Exhibits and Schedules attached hereto, the following rules of interpretation shall apply:

(a) When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day;

(b) Any reference in this Agreement to $ shall mean U.S. dollars;

(c) The Annexes, Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Annexes, Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Annex, Exhibit or Schedule but not otherwise defined therein shall be defined as set forth in this Agreement;

(d) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(e) The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified;

(f) The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise expressly requires;

(g) The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; and

(h) The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

7.6 Entire Agreement; Amendments and Waivers. This Agreement (including the Annexes, Schedules and Exhibits hereto), the Confidentiality Agreement, the Exclusivity Letter, and the Ancillary Documents represent the entire understanding and agreement between the Parties with respect to the subject matter herein and therein and can be amended only by a written instrument signed by each of Parent and the Company. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies, equitable or legal.

7.7 No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than Parent, MergerSub or the Company and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement, except the former officers and directors of the Company, which shall be express third party beneficiaries solely for purposes of Section 4.12 hereof.

7.8 Governing Law.

(a) Except as set forth in Section 7.8(b), this Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, performance, validity, interpretation, construction and enforcement of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such state, without regard to any choice or conflict of laws provisions or rules (whether of the State of Delaware or otherwise) that would require the application of the Law of any other jurisdiction.

(b) Notwithstanding Section 7.8(a), Nevada law shall govern any and all issues and claims under this Agreement relating to the mechanics of the Merger, fiduciary duties of the Company Board and the officers of the Company and Nevada corporations law, including as specified by the terms of Sections 1.1, 1.2, 1.6, 2.25, 4.11, 4.12 and 4.16.

7.9 Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given (a) when delivered personally by hand (with written confirmation of receipt); (b) when sent by facsimile or electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by facsimile or electronic mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day); or (c) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case, at the following addresses and facsimile numbers (or to such other address or facsimile number as a Party may have specified by notice given to the other Party pursuant to this provision):

If to the Company, to:

Liberator Medical Holdings, Inc.

2979 SE Gran Park Way

Stuart, Florida 34997

Facsimile: (772) 287-3280

Attention: Mark A. Libratore

Email: mark@liberatormedical.com

With a copy (which shall not constitute notice) to (before the Closing):

Lowenstein Sandler LLP

1251 Avenue of the Americas

New York, NY 10020

Facsimile: (973) 597-2507

Attention: Steven E. Siesser, Esq.

Email: ssiesser@lowenstein.com

With a copy (which shall not constitute notice) to (after the Closing):

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153-0119

Facsimile: (212) 310-8007

Attention: Michael E. Lubowitz, Esq.

Email: michael.lubowitz@weil.com

If to Parent or MergerSub, to:

C. R. Bard, Inc.
730 Central Avenue
New Providence, NJ 07974
Facsimile: (908) 277-8025
Attention: Office of General Counsel

With a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153-0119

Facsimile: (212) 310-8007

Attention: Michael E. Lubowitz, Esq.

Email: michael.lubowitz@weil.com

7.10 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties.

7.11 No Third Party Liability. This Agreement may only be enforced against the Parties. All claims or causes of action that may be based upon, arise out of or relate to this Agreement may be made only against the Persons that are expressly identified as Parties; and no past, present or future director, officer, employee, incorporator, member, partner, Securityholder, Affiliate, agent, attorney or representative of any Party (including any Person negotiating or executing this Agreement on behalf of a Party) shall have any Liability with respect to this Agreement or with respect to any claim or cause of action that may arise out of or relate to this Agreement.

7.12 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder by any Party may be made without the prior written consent of the other Parties and any attempted assignment without the required consents shall be void; provided, however, that Parent may assign, or may cause its permitted affiliates to assign (without any other Party’s consent), this Agreement to any entity in accordance with the procedures set forth in the following sentence. Parent, MergerSub or the Surviving Corporation may assign (without any other Party’s consent) this Agreement and any or all of their respective rights or obligations hereunder to any Affiliate of Parent, MergerSub, the Surviving Corporation or any Person to which Parent or any its Affiliates proposes to sell all or substantially all of the assets relating to the Business, but no such assignment shall relieve Parent, MergerSub or the Surviving Corporation of any Liability hereunder; provided, however, that in the event of an assignment in connection with a sale of all or substantially all of the assets relating to the Business (including an assignment by operation of Law), such assignment shall relieve Parent, MergerSub and the Surviving Corporation of any respective obligation or Liability hereunder if the assignee agrees to be bound to the terms hereto in writing, including Sections 1.7(b) and 1.8(a) hereof.

7.13 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission, by electronic mail in .pdf form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

**REMAINDER OF PAGE INTENTIONALLY LEFT BLANK**

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first written above.

PARENT:

C. R. Bard, Inc.

By:	/s/ Christopher S. Holland
Name: Christopher S. Holland
Title: Senior Vice President and Chief Financial Officer

MERGERSUB:

Freedom MergerSub, Inc.

By:	/s/ Christopher S. Holland
Name: Christopher S. Holland
Title: Vice President

[Signature Page to the Agreement and Plan of Merger]

COMPANY:

Liberator Medical Holdings, Inc.

By:	/s/ Mark A. Libratore
Name: Mark A. Libratore
Title: President and Chief Executive Officer

[Signature Page to the Agreement and Plan of Merger]

ANNEX I

DEFINITIONS

For purposes of this Agreement, certain terms shall have the meanings specified in this Annex I:

“Acquisition Proposal” means a proposal, inquiry or offer from, or indication of interest by, any Person (other than Parent and its Subsidiaries, including MergerSub) relating to any (a) direct or indirect acquisition of assets of the Company or any of its Subsidiaries (including any voting equity interests of Subsidiaries) equal to fifteen percent (15%) or more of the fair market value of the Company’s consolidated assets or to which fifteen percent (15%) or more of the Company’s net revenues or net income on a consolidated basis are attributable; (b) direct or indirect acquisition of fifteen percent (15%) or more of the voting equity interests of the Company or any of its Subsidiaries; (c) tender offer or exchange offer that if consummated would result in any Person beneficially owning fifteen percent (15%) or more of the voting equity interests of the Company; (d) merger, consolidation, other business combination or similar transaction involving the Company or any of its Subsidiaries, pursuant to which such Person would own fifteen percent (15%) or more of the consolidated assets, net revenues or net income of the Company and its Subsidiaries, taken as a whole; or (e) liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of the Company or any of its material Subsidiaries or the declaration or payment of an extraordinary dividend (whether in cash or other property) by the Company or any of its Subsidiaries.

“Adverse Acquisition Agreement” has the meaning set forth in Section 4.11(b).

“Adverse Recommendation” has the meaning set forth in Section 4.11(b).

“Affiliate” means, with respect to any trust, shareholder, equity owner, officer, director, or family member of any Person, and with respect to any other Person, any Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliated Group” means an affiliated group (as defined in Section 1504 of the Code), and any combined, consolidated, unitary or similar group for state, local or foreign Tax purposes.

“Agreement” has the meaning set forth in the Preamble.

“Ancillary Documents” means, other than this Agreement, the Company Documents and Parent Documents.

“Articles of Incorporation” has the meaning set forth in Section 2.2(b).

“Articles of Merger” has the meaning set forth in Section 1.2.

“Balance Sheet” means the balance sheet of the Company as of June 30, 2015.

“Balance Sheet Date” has the meaning set forth in Section 2.7(h).

“Board Recommendation” has the meaning set forth in Section 4.9(a).

“Business” means the business of the Company and its Subsidiaries conducted as of the date hereof, including the marketing and sale of the Products.

“Business Day” means any day of the year other than a Saturday or a Sunday on which national banking institutions in the United States are open to the public for conducting business and are not required or authorized to close.

“Bylaws” has the meaning set forth in Section 2.2(b).

“Certificates” has the meaning set forth in Section 1.8(b).

“Closing” has the meaning set forth in Section 1.12.

“Closing Date” has the meaning set forth in Section 1.12.

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Common Stock” means all of the issued and outstanding shares of common stock of the Company, par value $.001 per share.

“Company” has the meaning set forth in the Preamble.

“Company Board” means the board of directors of the Company.

“Company Closing Certificate” has the meaning set forth in Section 5.1(e)(i).

“Company Creditor” means a lender or creditor or any agent acting on behalf of such lender or creditor with respect to any Indebtedness of the Company or any of its Subsidiaries.

“Company Disclosure Documents” has the meaning set forth in Section 2.26(a).

“Company Documents” means this Agreement, the Company Closing Certificate and each other agreement, document, instrument or certificate contemplated by this Agreement executed by the Company at or prior to the Effective Time in connection with the consummation of the transactions contemplated hereby and thereby.

“Company Incentive Plan” means the 2007 Employee Stock Incentive Plan of the Company, as amended.

“Company Representatives” means the Company’s Subsidiaries, Representatives and agents, including any investment banker, attorney or accountant retained by it.

“Company Shareholder Meeting” has the meaning set forth in Section 4.9(b).

“Competition Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other federal, state, local or non-United States statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other Laws, each as amended from time-to-time, that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” has the meaning set forth in Section 4.2.

“Continuation Period” has the meaning set forth in Section 4.5(a).

“Continuing Employee” has the meaning set forth in Section 4.5(a).

“Contract” means any oral or written contract, agreement, indenture, note, bond, mortgage, deed of trust, loan, instrument, lease, license, commitment or other arrangement, understanding, undertaking, commitment or obligation.

“Copyrights” has the meaning set forth in the definition of Intellectual Property.

“Directive” means the European Union Directive, 93/42/EEC (OJ No L 169/1, 12 July 1993), as amended.

“Director Indemnification Agreements” means the Indemnification Agreements, between the Company and the members of the Company Board, as in effect on the date of this Agreement and identified on Schedule 2.12, each of which has been provided to Parent prior to the date hereof.

“Disclosure Letter” has the meaning set forth in Article II.

“Effective Time” has the meaning set forth in Section 1.2.

“Employee Plans” means (a) all “employee benefit plans” (as defined in Section 3(3) of ERISA); and (b) all other retirement, pension, supplemental retirement, individual account based savings plans, bonus, employment, individual consulting, incentive compensation, collective bargaining, equity or equity-based compensation, stock purchase, employee stock ownership, employee loan, deferred compensation, change in control, tax gross-up, retention, severance, retiree medical or life insurance, Section 125 flexible benefit, sick leave, vacation pay, salary continuation, hospitalization, welfare benefit, educational or employee assistance and all other employee benefit plans, programs, agreements, policies, arrangements, or practices, whether or not subject to ERISA, oral or written, in each case of (a) and (b), sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has or could have any Liability, contingent or otherwise.

“Environmental Costs or Liabilities” means, with respect to any Person, all losses (including special, consequential, punitive, treble or exemplary damages, diminution in value and/or lost profits or revenues) and all reasonable fees and expenses of counsel, experts and consultants and costs of investigation and feasibility studies, incurred as a result of any claim or demand by any other Person or in response to any violation of Environmental Law, whether known or unknown, accrued or contingent, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or otherwise, which relates to any environmental, health or safety condition, violation of Environmental Law or a Release or threatened Release of Hazardous Materials from the operations of the Company or at or under any Real Property owned or operated by the Company.

“Environmental Law” means any Law pertaining to pollution, protection of the environment or natural resources or human health and safety as related to environmental matters.

“Environmental Permits” has the meaning set forth in Section 2.17(a).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries is, or has within the past six (6) years been, deemed a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exclusivity Letter” means that certain exclusivity letter agreement, dated as of September 17, 2015, by and between the Company and Parent.

“Exploit” or “Exploitation” means, with respect to any product, invention, Intellectual Property, asset or property, to disclose, manufacture, have manufactured, produce, import, use, operate, research, design, develop, perform animal, clinical or other testing, perform quality assurance testing, commercialize, revise, repair, register, maintain, modify, enhance, upgrade, prepare derivative works, seek regulatory concurrences or approvals, package, label, improve, formulate, maintain, export, transport, distribute, promote, market, advertise, sell, have sold, offer for sale or license such product, invention, Intellectual Property, asset or property, or to have another Person do any of the same.

“Export Control Laws” means all applicable Laws concerning the export or reexport of products, software, services and technology to, and other export and foreign trade control activities involving, foreign countries or foreign persons, and includes the Export Administration Act of 1979, as amended; the Export Administration Regulations; the International Emergency Economic Powers Act; the Arms Export Control Act; International Traffic in Arms Regulations; export and import laws and regulations administered by the Bureau of Alcohol, Tobacco, Firearms and Explosives; the Foreign Trade Regulations; Executive Orders of the President regarding restrictions on trade with designated countries and Persons; regulations and restrictions administered by the United States Office of Foreign Assets Control; the antiboycott regulations administered by the United States Department of Commerce; the antiboycott provisions administered by the United States Department of the Treasury; and any other export controls and economic sanctions laws and regulations administered by an agency of the U.S. government or, as applicable, non-U.S. governments.

“Fairness Opinion” has the meaning set forth in Section 2.24(b).

“FCPA” has the meaning set forth in Section 2.22.

“FDA” means the United States Food and Drug Administration or any successor regulatory agency in the United States.

“FDCA” means the United States Federal Food, Drug and Cosmetic Act of 1938, as amended (21 U.S.C. §§ 301 et. seq.) and all regulations promulgated thereunder.

“Federal Health Care Programs” has the meaning set forth in 42 U.S.C. § 1320a-7b(f), as amended.

“Fiduciary Out Notice Period” has the meaning set forth in Section 4.11(e).

“Financial Advisor” has the meaning set forth in Section 2.24(b).

“GAAP” means generally accepted accounting principles in the United States, as in effect from time-to-time.

“Governmental Antitrust Entity” means any Governmental Body with regulatory jurisdiction over enforcement of any applicable Competition Law.

“Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality, commission or authority thereof, or any court or arbitrator (public or private).

“Hazardous Material” means any substance, material or waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic” or “radioactive” or as a “pollutant” or “contaminant”, including petroleum and its by-products, asbestos and polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” of any Person means, without duplication, and including the current portion thereof: (a) the principal, accreted value, accrued and unpaid interest, prepayment and redemption premiums or penalties (if any), unpaid fees or expenses and other monetary obligations in respect of: (i) indebtedness of such Person for money borrowed; and (ii) indebtedness evidenced by notes, debentures, bonds, letters of credit or other similar instruments for the payment of which such Person is responsible or liable (for purposes of clarity, excluding any performance or surety bonds or letters of credit which have not been drawn or presented and which are issued in the Ordinary Course of Business); (b) all obligations of such Person issued or assumed as the deferred purchase price of property or services, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable and other accrued current Liabilities arising in the Ordinary Course of Business (other than the current Liability portion of any indebtedness for borrowed money)); (c) all obligations of such Person under leases required to be capitalized in accordance with GAAP; (d) all obligations of such Person under interest rate or currency obligations swap, hedges or similar arrangements (valued at the termination value thereof); (e) all obligations of the type referred to in clauses (a) through (d) of any Persons for the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including guarantees of such obligations; and (f) all obligations of the type referred to in clauses (a) through (e) of other Persons secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on any property or asset of such first Person (whether or not such obligation is assumed by such first Person).

“Insurance Cap” has the meaning set forth in Section 4.12(b).

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the Laws of the United States or any other jurisdiction, including: (a) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof in the U.S. and Canada (collectively, “Patents”); (b) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (c) all internet domain names; (d) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (v) trade secrets and know-how; and (vi) all other intellectual property rights.

“Intellectual Property License” has the meaning set forth in Section 2.11(a).

“IRS” means the United States Internal Revenue Service.

“Key Employee” means an employee of the Company or any of its Subsidiaries whose aggregate annual compensation is at least $100,000 and/or any individual who has entered into a Non-Compete Agreement.

“Knowledge” means with respect to the Company, the actual knowledge, after due inquiry, of Mark Libratore, John Leger, George Narr, Robert Davis and Douglas Mee.

“Law” means any foreign, federal, state or local law (including common law), statute, code, ordinance, rule, regulation, Order or other legal requirement of any Governmental Body.

“Leased Real Property” means all Real Property and interests in Real Property currently used, occupied or held for use by the Company or any of its Subsidiaries in connection with the operation of the Business.

“Legal Proceeding” means any judicial, administrative, arbitral or other actions, suits, mediation, investigation, inquiry, audits, proceedings or claims (including counterclaims), whether public or private, by or before a Governmental Body.

“Liability” means any debt, loss, damage, adverse claim, fine, penalty, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto, including all fees and expenses of legal counsel, experts, engineers and consultants, and costs of investigation.

“Licensed Intellectual Property” means all Intellectual Property owned by a third party and licensed or sublicensed to the Company or any of its Subsidiaries.

“Lien” means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance, encroachment or any other restriction or limitation with respect to any property or asset of the Company or any of its Subsidiaries.

“Marks” has the meaning set forth in the definition of Intellectual Property.

“Material Adverse Effect” means any event, circumstance, change in or effect that, either alone or together with other events, circumstances, changes in or effects, has had or would reasonably be expected to have a materially adverse effect on: (a) the Business, assets, properties, Liabilities, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries (taken as a whole), other than any such event, circumstance, change in or effect resulting from or arising in connection with: (i) any change in general economic or financial conditions or in the credit, financial or capital markets generally, including changes in interest or exchange rates; (ii) any change affecting the industries in which the Company and its Subsidiaries operate; (iii) any hurricane, earthquake or other natural disaster or acts of war (whether or not declared) or the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity (whether natural or man-made) or any material worsening of such conditions threatened or existing as of the date of this Agreement (but only in the case of the foregoing clauses (i), (ii) or (iii), to the extent such change or effect does not disproportionately affect the Company and its Subsidiaries relative to other industry participants); (iv) any action taken by the Company or any of its Subsidiaries at the request or with the consent of Parent or MergerSub, that, if taken without the request or the consent of Parent, would have been prohibited by the terms of this Agreement; (v) any change, in and of itself, in the share price or trading volume of the Common Stock or any change in the Company’s credit rating (if applicable) or in any analyst’s recommendation with respect to the Company, provided that this clause (v) shall not preclude any fact, circumstance, effect, event, change or occurrence that may have contributed to or caused such changes from being taken into account in determining whether a Material Adverse Effect has occurred; (vi) any change in GAAP or Laws (or the interpretation thereof) after the date of this Agreement; (vii) any failure, in and of itself, to meet any internal or published projections or forecasts of the Company’s revenue or earnings predictions for any period, provided that this clause (vii) shall not preclude any fact, circumstance, effect, event, change or occurrence that may have contributed to or caused such failures from being taken into account in determining whether a Material Adverse Effect has occurred; or (viii) any fact, circumstance, effect, event, change or occurrence attributable to the execution, performance or announcement of this Agreement; or (b) the ability of the Company to perform its obligations under this Agreement or the Company Documents. For the avoidance of doubt, the terms “material,” “materially” and “materiality” as used in this Agreement with an initial lower case “m” shall have their respective customary and ordinary meanings, without regard to the meaning ascribed to Material Adverse Effect.

“Material Contract” has the meaning set forth in Section 2.12(a).

“Material Service Provider” means a Service Provider whose salary or other compensation is more than $100,000 per year and/or any individual who has entered into a Non-Compete Agreement.

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth in Section 1.6(a).

“MergerSub” has the meaning set forth in the Preamble.

“MDRs” means reports of adverse events and malfunctions related to medical devices required to be filed by medical device manufacturers or user facilities pursuant to any applicable Law, including medical device reports under 21 C.F.R. Part 803, the Directive and medical device vigilance reports.

“Non-Compete Agreements” has the meaning set forth in the Recitals.

“Notified Body” means the certification organization designated by the relevant member state of the European Union, authorized to conduct conformity assessments in accordance with the procedures listed in the Directive.

“NRS” has the meaning set forth in the Recitals.

“NYSE” has the meaning set forth in Section 2.3(a)(iv).

“Option” means any option to acquire shares of Common Stock, including any option granted pursuant to the Company Incentive Plan.

“Option Consideration” has the meaning set forth in Section 1.7(a).

“Option Fund” has the meaning set forth in Section 1.7(b)(i).

“Order” means any order, injunction, judgment, doctrine, decision, decree, ruling, writ, assessment or arbitration award of a Governmental Body.

“Ordinary Course of Business” means the ordinary and usual course of the Business of the Company and its Subsidiaries through the date of this Agreement consistent with past practice.

“Owned Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plans” has the meaning set forth in Section 4.5(b).

“Parent Closing Certificate” has the meaning set forth in Section 5.2(c).

“Parent Documents” means this Agreement, the Parent Closing Certificate and each other agreement, document, instrument or certificate contemplated by this Agreement executed by Parent or MergerSub in connection with the consummation of the transactions contemplated hereby and thereby.

“Party” has the meaning set forth in the Preamble.

“Patents” has the meaning set forth in the definition of Intellectual Property.

“Paying Agent” has the meaning set forth in Section 1.8(a).

“Payment Fund” has the meaning set forth in Section 1.8(a).

“Payor” means any insurer, health maintenance organization, third party administrator, employer, union, trust, Federal Health Care Programs, or other consumer or customer of health care services that has authorized the Company or any Subsidiary as a provider of health care items, services and goods to the members, beneficiaries or participants thereof or to whom Company or any of its Subsidiaries has submitted, or has had submitted on their behalf, a claim for items, services or goods.

“Payoff Letters” has the meaning set forth in Section 4.8.

“Permit” means any clearance, exemption, approval, authorization, consent, license, permit, registration, listing or certificate of a Governmental Body, including the Regulatory Applications and, where applicable, any accreditation necessary for the Company or any of its Subsidiaries to participate in and receive payments from any Payor.

“Permitted Exceptions” means: (a) all defects, exceptions, restrictions, easements, rights of way and encumbrances which are disclosed in policies of title insurance and recent surveys that have been delivered to Parent and MergerSub prior to the date hereof and do not materially interfere with the present use of such asset forth purpose for which such asset is currently used or proposed to be used in connection with the Business; (b) Liens for Taxes, assessments or other governmental charges not yet due or delinquent or the amount or validity of which is being diligently contested in good faith by appropriate proceedings, provided, that with respect to contested amounts, an appropriate reserve, as applicable, has been established therefor in the Company’s financial statements in accordance with GAAP and included in the SEC Reports; (c) mechanics’, carriers’, workers’, warehousemen’s and repairers’ or other similar statutory Liens arising or incurred in the Ordinary Course of Business that are not material to the business, operations and financial condition of the real property so encumbered and are not resulting from a breach, default or violation by the Company of any Contract or Law or for amounts not yet past due or being diligently contested in good faith by appropriate proceedings, provided, that with respect to contested amounts, an appropriate reserve, as applicable, has been established therefor in the Company’s financial statements in accordance with GAAP; (d) purchase money Liens and Liens securing rental payments under capital lease arrangements; (e) Liens affecting the interest of the landlord of any Leased Real Property which do have an adverse effect on the operation of the Business thereon; (f) Liens that secure Indebtedness which shall be released at Closing upon the payoff thereof; (g) zoning, building and other similar codes and regulations which are not violated by the current use and occupancy of the assets subject thereto; (h) Liens arising in the ordinary course of business under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; or (i) security interests or other Liens that secure indebtedness reflected in the SEC Reports. For the avoidance of doubt, Permitted Exceptions do not include Liens imposed pursuant to Laws that could impede the transfer of real property or materially affect the use of such land.

“Person” means any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Body or other entity.

“Pre-Closing Period” has the meaning set forth in Section 4.2.

“Products” means all products or services produced, marketed, licensed, sold, distributed or performed by or on behalf of the Company or any of its Subsidiaries, as of the Effective Date (each individually, a “Product”).

“Proxy Statement” has the meaning set forth in Section 2.26(a).

“Qualified Acquisition Proposal” has the meaning set forth in Section 4.11(c).

“Qualified Termination” means a termination of a Non-Compete Agreement pursuant to Section 3.6(y) thereof due to (x) the death or disability of, (y) a for cause (as determined in good faith by the Company or the applicable Subsidiary in its sole discretion) termination by the Company or the applicable Subsidiary of, or (z) the voluntary termination of employment by, such employee of the Company or the applicable Subsidiary, which, in the case of any such employment termination not due to the death or disability of such employee, did not result from a violation of Section 4.3 of this Agreement by the Company.

“Real Property” means any land, buildings, structures, easements or other rights and interests appurtenant thereto, including air, oil, gas, mineral and water rights.

“Regulated Product” means any Product or Product component, the development, testing, manufacturing, packaging, labeling, marketing, distribution, commercialization, sale or human use (including human research, investigation or clinical use) of which is regulated by FDA or any other Governmental Body, including any medical device, as such term is defined in 21 U.S.C. § 321(h) (Section 201(h) of the FDCA).

“Regulatory Applications” means all investigational device applications, 510(k) pre-market notifications, pre-market approval applications, supplemental pre-market approval applications, Notified Body dossiers, master files, and any other permits, approvals, registrations, licenses, grants, authorizations, exemptions, orders, certifications, conformity assessments, declarations or consents relevant to any Regulated Product or required under the FDCA and any other applicable Law (including all CE marks and any applications or assessments to obtain marking authorization outside of the United States), whether pending or approved or cleared by a relevant Governmental Body, including all supplements or amendments thereto and all information submitted with or incorporated by reference therein.

“Related Person” means any (a) officer, director or employee of the Company or any of its Subsidiaries; or (b) Securityholder of the Company beneficially owning greater than five percent (5%) of the outstanding shares of Common Stock.

“Release” means any release, spill, emission, leaking, pumping, poring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property.

“Representatives” means officers, directors, employees, partners, agents, attorneys, accountants, advisors and representatives.

“Required Approval” has the meaning set forth in Section 2.2(b).

“Restricted Stock” means any share of Common Stock that is deemed to be subject to a substantial risk of forfeiture as defined in Treasury Regulations Section 1.83-3(c)(1).

“Sarbanes-Oxley Act” means Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all forms, reports, statements, schedules, exhibits and other documents filed by the Company with the SEC, including forms, reports, statements, schedules, exhibits and other documents required to be filed with the SEC after the date of this Agreement.

“Section 409A” has the meaning set forth in Section 2.13(b).

“Section 6.1(g) Notice” has the meaning set forth in Section 6.2.

“Section 6.1(g) Notice Period” has the meaning set forth in Section 6.2.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholders” means the Shareholders and any holder of Options (each individually, a “Securityholder”).

“Service Provider” means any current and former employee, officer and non-employee director of the Company or any of its Subsidiaries, or any independent contractor or consultant who provides services related to the operation of the Business.

“Shareholders” means the holders of Common Stock.

“Specified Contract” means the Contracts identified on Section 2.23(a) of the Disclosure Letter.

“Subsidiary” of any Person means another Person, of which the first Person (either alone or through or together with any other of its Subsidiaries) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests entitled to vote for the election of the board of directors or other governing body of such Person or any other Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means a bona fide written Acquisition Proposal (except the references therein to “15%” shall be replaced by “80%”) that the Company Board determines in good faith (after consultation with its outside legal counsel and its financial advisor) is more favorable from a financial point of view to the Shareholders than the transactions contemplated by this Agreement, taking into account: (a) all financial, legal and regulatory considerations; (b) the identity of the third-party making such Acquisition Proposal; (c) the anticipated timing, conditions (including any financing condition or the reliability of any debt or equity funding commitments) and prospects for completion of such Acquisition Proposal; (d) the other terms and conditions of such Acquisition Proposal and the implications thereof on the Company; (e) any revisions to the terms of this Agreement and the Merger proposed by Parent during the Fiduciary Out Notice Period set forth in Section 4.11(e); and (f) to the extent determined to be important to the Company Board, other constituents permitted to be considered under the NRS.

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Laws” has the meaning set forth in Section 2.25.

“Tax Claim” means any Legal Proceeding with respect to Taxes of the Company.

“Taxes” means: (a) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, escheat, severance, stamp, occupation, property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; (b) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (a); and (c) all Liabilities in respect of any items described in clauses (a) or (b) payable by reason of Contract, assumption, transferee or successor Liability, operation of Law, Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law), the merger of any Person with or liquidation or conversion of any Person into the Company or any of its Subsidiaries or otherwise.

“Tax Return” means any return, report or statement filed or required to be filed with respect to any Tax (including any elections, declarations, schedules or attachments thereto, and any amendment thereof) including any information return, claim for refund, amended return or declaration of estimated Tax, and including, where permitted or required, combined, consolidated, unitary or similar returns for any group of entities that includes the Company, its Subsidiaries or any of its Affiliates.

“Taxing Authority” means the IRS and any other Governmental Body responsible for the administration or collection of any Tax.

“Termination Date” has the meaning set forth in Section 6.1(d).

“Termination Fee” means, an amount equal to $7,200,000.

“Title IV Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA, subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” as defined in Section 3(37) of ERISA).

“Uncertificated Shares” has the meaning set forth in Section 1.8(b).

“Voting Agreements” has the meaning set forth in the Recitals.

“WARN” means the federal Worker Adjustment and Retraining Notification Act of 1988, 29 U.S.C. § 2101 et seq. (1988) and any similar state or local “mass layoff” or “plant closing” laws.

“Warrants” means warrants to purchase Common Stock issued pursuant to that certain Investment Banking Agreement dated as of February 5, 2010 between the Company and Littlebanc Advisors, LLC.

Exhibit A

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”), dated as of November 19, 2015, is entered into by and among C. R. Bard, Inc., a New Jersey corporation (“Parent”), and the shareholders of Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”), identified on Schedule A hereto (each, a “Shareholder” and, collectively, the “Shareholders”).

WHEREAS, each Shareholder owns the number of shares of Common Stock set forth opposite his name on Schedule A hereto (such Common Stock held by each Shareholder together with any other shares of Common Stock of the Company acquired by each Shareholder after the date hereof and during the term of this Agreement being collectively referred to herein as the “Subject Shares”); and

WHEREAS, each Shareholder owns the number of Options and Restricted Stock, and other securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, or exercisable for or convertible into Common Stock or other equity securities set forth opposite his name on Schedule B hereto (such Options, Restricted Stock and other such securities held by each Shareholder together with any other Options, Restricted Stock or other such securities of the Company acquired by each Shareholder after the date hereof and during the term of this Agreement being collectively referred to herein as the “Other Shares”, and together with the Subject Shares, the “Company Shares”); and

WHEREAS, concurrently with the execution of this Agreement, Parent, Freedom MergerSub, Inc., a Nevada corporation (“MergerSub”) and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or supplemented, the “Merger Agreement”), pursuant to which MergerSub will merge with and into the Company;

WHEREAS, the Company Board has heretofore adopted, authorized and approved the Merger Agreement and the transactions contemplated thereby, including the Merger, for all purposes under the NRS, including NRS 78.411 through 78.444, inclusive; and

WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Shareholders execute and deliver this Agreement concurrently with the execution and delivery of the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

SECTION 1. Defined Terms. Capitalized terms used herein but not otherwise defined herein have the meanings assigned to such terms in the Merger Agreement.

SECTION 2. Representations and Warranties of each Shareholder. As of the date hereof, each Shareholder, severally and not jointly, hereby represents and warrants, as to such Shareholder only, to Parent as follows:

(a) Authority; Execution and Delivery; Enforceability.

(i) Such Shareholder has all requisite power, authority and legal capacity to enter into, execute and deliver this Agreement and to perform the obligations to be performed by such Shareholder and consummate the transactions contemplated hereby. The execution and delivery by such Shareholder of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Shareholder. Such Shareholder has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, and other similar Laws affecting the rights and remedies of creditors generally and general principles of equity.

(ii) The execution and delivery by such Shareholder of this Agreement does not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any breach of, require the consent, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of such Shareholder under, any provision of any contract or agreement to which such Shareholder is a party or by which any properties or assets of such Shareholder are bound or any provision of any Order or Law applicable to such Shareholder or the properties or assets of such Shareholder.

(iii) No consent or approval of, or registration, declaration or filing with, any Governmental Body or other Person is required to be obtained or made by or with respect to such Shareholder in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby, other than the filing with the SEC of any Schedules 13D or 13G or amendments to Schedules 13D or 13G and filings under Section 16 (as applicable) of the Exchange Act, as may be required in connection with this Agreement. No consent of such Shareholder’s spouse is necessary under any “community property” or other Laws in order for such Shareholder to execute, deliver and perform under this Agreement or to consummate the transactions contemplated hereby.

(b) Company Shares.

(i) Such Shareholder is the beneficial owner of the Company Shares in the amounts and in the brokerage accounts set forth on Schedule A hereto. Such Shareholder is the record owner of the Company Shares in the amounts set forth on Schedule A hereto. Such Shareholder has good and marketable title to the Company Shares, free and clear of all Liens and any other material limitation or restriction (including any restriction on the right to vote or otherwise transfer of the Subject Shares) other than pursuant to this Agreement and the Merger Agreement and except for such transfer restrictions of general applicability as may be provided under the Securities Act and “blue sky” laws. Such Shareholder does not own, of record or beneficially, any shares of capital stock of the Company, or other rights to acquire shares of capital stock

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of the Company, in each case, other than the Company Shares. Such Shareholder has the sole right to dispose of the Company Shares, and none of such Shareholder’s Company Shares is subject to any pledge, disposition, transfer or other agreement, arrangement or restriction, except as contemplated by this Agreement or the Company Incentive Plan.

(ii) Such Shareholder has the sole right to vote the Subject Shares, and none of such Shareholder’s Subject Shares is subject to any voting trust or other agreement, arrangement or restriction with respect to the voting of the Subject Shares (other than this Agreement).

(c) Acquisition Proposals. Such Shareholder is not currently engaged in any discussions or negotiations with any Person (other than Parent and Merger Sub) regarding any Acquisition Proposal.

SECTION 3. Representations and Warranties of Parent. Parent hereby represents and warrants to the Shareholders as follows: Parent is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation. Parent has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery by Parent of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Parent. Parent has duly executed and delivered this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms. The execution and delivery by Parent of this Agreement do not, and the consummation of the transactions contemplated hereby and compliance with the terms hereof will not, conflict with, or result in any breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent under, any provision of any contract or agreement to which Parent is a party or by which any properties or assets of Parent are bound or any provision of any Order or Law applicable to Parent or the properties or assets of Parent. Except as set forth in the Merger Agreement and as required under the Exchange Act, no consent or approval of, or registration, declaration or filing with, any Governmental Body is required to be obtained or made by or with respect to Parent in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

SECTION 4. Covenants of the Shareholders. Each Shareholder covenants and agrees, severally and not jointly, as to such Shareholder only, as follows:

(a) Prior to the Expiration Date, at any Company Shareholder Meeting, and at any adjournment or postponement thereof, called to seek the Required Approval or in any other circumstances upon which a vote, consent or other approval (including by written consent) with respect to the Merger Agreement, the Company Documents, the Merger or any other transaction contemplated thereby is sought, such Shareholder shall, including by executing a written consent solicitation if requested by Parent, vote (or cause to be voted), in person or by proxy, the Subject Shares in favor of (i) granting the Required Approval and (ii) any proposal to adjourn any Company Shareholder Meeting so long as such adjournment is permitted under the Merger Agreement.

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(b) Prior to the Expiration Date, at every meeting of shareholders of the Company or at any adjournment thereof or in any other circumstances upon which such Shareholder’s vote, consent or other approval (including by written consent) is sought, such Shareholder shall vote (or cause to be voted) the Subject Shares against (i) any Adverse Acquisition Agreement, (ii) any Acquisition Proposal or Superior Proposal, (iii) any action, proposal, transaction or agreement which would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, and (iv) any amendment of the Company’s Articles of Incorporation or the Bylaws or other action, proposal or transaction involving the Company or any of its Subsidiaries, which amendment or other action, proposal or transaction would reasonably be expected to impede, interfere with, delay, frustrate, prevent or nullify any provision of the Merger Agreement, the Merger or any other transaction contemplated thereby, inhibit the timely consummation of the transactions contemplated thereby or change in any manner the voting rights of any class of capital stock of the Company. Prior to the Expiration Date, such Shareholder shall not commit or agree to take any action inconsistent with the foregoing.

(c) Such Shareholder hereby irrevocably grants to, and appoints, Parent, and any individual designated in writing by Parent, and each of them individually, as such Shareholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote the Subject Shares, or grant a consent or approval in respect of the Subject Shares, in a manner required by this Section 4. Such Shareholder understands and acknowledges that Parent is entering into the Merger Agreement and the applicable Ancillary Documents in reliance upon such Shareholders’ execution and delivery of this Agreement. Such Shareholder hereby affirms that the irrevocable proxy set forth in this Section 4(c) is given in consideration of the execution of the Merger Agreement by Parent and Merger Sub, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Such Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked except upon the termination of this Agreement in accordance with its terms. Such Shareholder hereby ratifies and confirms all actions that such irrevocable proxy may lawfully take or cause to be taken by virtue hereof. Such irrevocable proxy is executed and intended to be irrevocable in accordance with the provisions of all applicable Law, including NRS 78.355. The irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement. With respect to the proxy granted hereunder by such Shareholder, Parent agrees not to exercise this proxy if such Shareholder complies with his obligations in this Agreement. Such Shareholder shall take all further action or execute such other instruments as may be reasonably necessary to effectuate the intent of this proxy.

(d) Prior to the Expiration Date, such Shareholder shall not (i) directly or indirectly offer, sell, transfer, assign, exchange, pledge, encumber or otherwise dispose of (including by gift) (collectively, “Transfer”), or enter into any contract, option, agreement, understanding or other arrangement (including any profit sharing arrangement) with respect to a Transfer of, any of such Shareholder’s Company Shares, or any interest therein, to any Person,

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(ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, with respect to any of such Shareholder’s Subject Shares or (iii) commit or agree to take any of the foregoing actions.

(e) Such Shareholder (in his capacity as such) shall not engage, nor shall such Shareholder (in his capacity as such) authorize or permit any investment banker, attorney, accountant or other representative or agent (collectively, the “Shareholder Representatives”) of such Shareholder (in his capacity as such) to engage, directly or indirectly, in any activity that would be prohibited pursuant to Section 4.11 of the Merger Agreement. Notwithstanding anything to the contrary in this Agreement, if the Company, in compliance with the provisions of Section 4.11 of the Merger Agreement, has provided information to or entered into discussions or negotiations with, any Person in response to an Acquisition Proposal made by such Person, then such Shareholder and his Shareholder Representatives may provide information to and engage in discussions or negotiations with such Person only to the extent the Company and its Subsidiaries and their respective officers and directors and the Company Representatives are permitted to do so pursuant to the terms of Section 4.11 of the Merger Agreement. For the avoidance of doubt, nothing in this Section 4(e) shall limit or affect any actions or omissions taken by any Shareholder in such Shareholder’s capacity as a director or officer of the Company, including in exercising rights under the Merger Agreement (including under Section 4.11 thereof), and no such actions or omissions shall be deemed a breach of this Section 4(e).

(f) Such Shareholder (in his capacity as such) shall not issue any press release or make any other public statement with respect to this Agreement, the Merger Agreement, the other Ancillary Documents, the Merger or any other transaction contemplated thereby without the prior consent of Parent.

(g) Notwithstanding anything in this Agreement to the contrary, no Shareholder shall be limited or restricted in any way from acting in such Shareholder’s fiduciary capacity as a director or officer of the Company, in order for such Shareholder to comply with such Shareholder’s fiduciary duties as a director or officer of the Company. In addition, notwithstanding anything in this Agreement to the contrary, no Shareholder shall be limited or restricted in any way from voting in such Shareholder’s sole discretion on any matter other than the matters referred to in Sections 4(a) and (b) hereof. The parties acknowledge that this Agreement shall apply to each Shareholder solely in such Shareholder’s capacity as a shareholder of the Company and that no Shareholder makes any agreement or understanding herein in his capacity as a director or officer of the Company.

(h) Such Shareholder hereby acknowledges and agrees that such Shareholder is not and shall not be entitled to any dissenter’s rights under NRS Chapter 92A or any other rights of appraisal in connection with the Merger Agreement and the transactions contemplated thereby, including the Merger, and notwithstanding the foregoing, hereby waives, and agrees not to assert or perfect, any and all rights of dissent or appraisal such Shareholder may have by virtue of ownership of any of the Company Shares.

(i) Such Shareholder hereby acknowledges that such Shareholder is familiar with and has reviewed the Merger Agreement, understands that the only consideration the such Shareholder is entitled to receive as a holder of Company Shares in connection with the Merger is the consideration to be paid pursuant to the Merger Agreement and such Shareholder hereby consents to such consideration, including the amount and form thereof.

5

SECTION 5. Termination. This Agreement shall terminate upon the earliest to occur of (i) the mutual consent of the parties hereto set forth in a written instrument signed by each of the parties, (ii) the Effective Time, (iii) the termination of the Merger Agreement in accordance with its terms and (iv) the effectiveness of any modification, amendment or waiver to the Merger Agreement that materially reduces, adversely affects, delays the payment of, or changes the form of, the consideration payable to the stockholders of the Company after the date hereof (such earliest time, the “Expiration Date”).

SECTION 6. Additional Matters.

(a) Each Shareholder shall, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

(b) All rights, ownership and economic benefits of and relating to the Company Shares shall remain vested in and belong to each Shareholder, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct any Shareholder in the voting of any of the Company Shares, except as otherwise provided herein.

SECTION 7. General Provisions.

(a) Entire Agreement; Amendments. This Agreement (including the Schedules hereto) represents the entire understanding and agreement between the parties with respect to the subject matter herein and can be amended only by a written instrument signed by each of the parties. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies, equitable or legal, except as set forth in Section 7(j).

(b) Notice. All notices and other communications hereunder shall be in writing and shall be deemed given (i) when delivered personally by hand (with written confirmation of receipt); (ii) when sent by facsimile or electronic mail transmission of a “portable document format” (“.pdf”) attachment (provided that any notice received by facsimile or electronic mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m.

6

(addressee’s local time) on the next Business Day); or (iii) one (1) Business Day following the day sent by overnight courier (with written confirmation of receipt), in each case, to Parent in accordance with Section 7.9 of the Merger Agreement and to each Shareholder at its address set forth on Schedule A hereto (or at such other address for a party as shall be specified by like notice).

(c) Interpretation. Unless otherwise expressly provided, for purposes of this Agreement and any Schedules attached hereto, the following rules of interpretation shall apply:

(i) The Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in any Schedule but not otherwise defined therein shall be defined as set forth in this Agreement;

(ii) Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa;

(iii) The division of this Agreement into Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified;

(iv) The words such as “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise expressly requires;

(v) The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it; and

(vi) The parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any Law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original copy of this Agreement and all of which, when taken together, shall be deemed to constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile transmission, by electronic mail transmission in .pdf form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall be sufficient to bind the parties to the terms and conditions of this Agreement.

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(f) No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(g) Governing Law. This Agreement, and all claims or causes of action (whether in contract or tort) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution, performance, validity, interpretation, construction and enforcement of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), shall be governed by and construed in accordance with the laws of the State of Nevada applicable to contracts made and performed in such state, without regard to any choice or conflict of laws provisions or rules (whether of the State of Nevada or otherwise) that would require the application of the Law of any other jurisdiction.

(h) Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

(i) The parties hereby irrevocably submit to the exclusive jurisdiction of the Eighth Judicial District Court of the State of Nevada, and in the absence of such jurisdiction, the exclusive jurisdiction of any other federal or state court located within the State of Nevada, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby and each party hereby irrevocably agrees that all claims in respect of such dispute or any suit, action proceeding related thereto may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(ii) Each of the parties hereby consents to process being served by any party to this Agreement in any suit, action or proceeding by delivery of a copy thereof in accordance with the provisions of Section 7(b).

(iii) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY TO THIS AGREEMENT

8

AGREES AND CONSENTS THAT ANY SUCH LEGAL PROCEEDING SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT EACH PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH PARTY TO THE WAIVER OF EACH RESPECTIVE PARTY’S RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(h)(iii).

(i) Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. No assignment of this Agreement or of any rights or obligations hereunder by any party may be made without the prior written consent of the other party and any attempted assignment without the required consent shall be void, provided, however, that Parent may assign, or may cause its permitted affiliates to assign, (without the other party’s consent) this Agreement to any entity in accordance with the procedures set forth in the following sentence. Parent may assign (without the other party’s consent) this Agreement and any or all of their respective rights or obligations hereunder (including Parent’s rights to seek indemnification hereunder) to any Affiliate of Parent, but no such assignment shall relieve Parent of any Liability hereunder.

(j) Remedies. The parties agree that irreparable damage would occur in the event that any term or provision of this Agreement was not performed by any party in accordance with the terms hereof and that each party shall be entitled to (after obtaining the appropriate court order pursuant to this Section 7(j)) an injunction or injunctions to prevent breaches of this Agreement or specific performance of the terms and provisions hereof, in addition to any other remedies to which such party is entitled at law or in equity, in each case without the requirement of posting any bond or other type of security; provided, however, that injunctive relief shall be the sole and exclusive remedy available to Parent for any breach by a Shareholder of Section 4(e) of this Agreement, unless such Shareholder willfully breached Section 4(e), in which case Parent shall also be entitled to any other remedies to which it is entitled at law or in equity. Each party hereby agrees not to raise any objection or legal or equitable defense to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by another party, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of another party under this Agreement.

[Signature Page Follows]

9

IN WITNESS WHEREOF, each party has duly executed this Agreement as of the date first written above.

C. R. Bard, Inc.

By:
Name:
Title:

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

Mark A. Libratore

Robert Davis

[SIGNATURE PAGE TO VOTING AND SUPPORT AGREEMENT]

SCHEDULE A

Name and Address of Shareholder	Number of Common Shares
Mark Libratore c/o Liberator Medical Holdings, Inc. 2979 SE Gran Park Way Stuart, Florida 34997	Beneficial: 19,620,867 (in account with Northern Trust Securities) Record: 90,000

Robert Davis c/o Liberator Medical Holdings, Inc. 2979 SE Gran Park Way Stuart, Florida 34997	Beneficial: 147,018 (127,000 in account with TD Ameritrade and 20,018 in account with Scottrade) Record: 622,982

[SCHEDULE A TO VOTING AND SUPPORT AGREEMENT]

SCHEDULE B

Name of Shareholder	Number of Options
Mark Libratore	75,000
Robert Davis	45,000

[SCHEDULE B TO VOTING AND SUPPORT AGREEMENT]

Exhibit B

Articles of Merger (PURSUANT TO NRS 92A.200) Page 1

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Articles of Merger

(Pursuant to NRS Chapter 92A)

1) Name and jurisdiction of organization of each constituent entity (NRS 92A.200):

☐	If there are more than four merging entities, check box and attach an 8 1/2” x 11” blank sheet containing the required information for each additional entity from article one.

Freedom MergerSub, Inc.
Name of merging entity

Nevada	Corporation
Jurisdiction	Entity type *
Name of merging entity
Jurisdiction	Entity type *
Name of merging entity
Jurisdiction	Entity type *
Name of merging entity
Jurisdiction	Entity type *

and,

Liberator Medical Holdings, Inc.
Name of surviving entity

Nevada	Corporation
Jurisdiction	Entity type *

*	Corporation, non-profit corporation, limited partnership, limited-liability company or business trust.

Filing Fee: $350.00

This form must be accompanied by appropriate fees.	Nevada Secretary of State 92A Merger Page 1 Revised: 1-5-15

Articles of Merger (PURSUANT TO NRS 92A.200) Page 2

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

2) Forwarding address where copies of process may be sent by the Secretary of State of Nevada (if a foreign entity is the survivor in the merger - NRS 92A.190):

Attn:

c/o:

 3) Choose one:

☑	The undersigned declares that a plan of merger has been adopted by each constituent entity (NRS 92A.200).

☐	The undersigned declares that a plan of merger has been adopted by the parent domestic entity (NRS 92A.180).

 4) Owner’s approval (NRS 92A.200) (options a, b or c must be used, as applicable, for each entity):

☐	If there are more than four merging entities, check box and attach an 8 1/2” x 11” blank sheet containing the required information for each additional entity from the appropriate section of article four.

(a)	Owner’s approval was not required from

Name of merging entity, if applicable
Name of merging entity, if applicable
Name of merging entity, if applicable
Name of merging entity, if applicable and, or;

Name of surviving entity, if applicable

This form must be accompanied by appropriate fees.	Nevada Secretary of State 92A Merger Page 2
Revised: 1-5-15

Articles of Merger (PURSUANT TO NRS 92A.200) Page 3

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

(b)	The plan was approved by the required consent of the owners of *:

Freedom MergerSub, Inc.
Name of merging entity, if applicable
Name of merging entity, if applicable
Name of merging entity, if applicable
Name of merging entity, if applicable
and, or;

Liberator Medical Holdings, Inc.
Name of surviving entity, if applicable

*	Unless otherwise provided in the certificate of trust or governing instrument of a business trust, a merger must be approved by all the trustees and beneficial owners of each business trust that is a constituent entity in the merger.

This form must be accompanied by appropriate fees.	Nevada Secretary of State 92A Merger Page 3 Revised: 1-5-15

Articles of Merger (PURSUANT TO NRS 92A.200) Page 4

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

(c)	Approval of plan of merger for Nevada non-profit corporation (NRS 92A.160):

The plan of merger has been approved by the directors of the corporation and by each public officer or other person whose approval of the plan of merger is required by the articles of incorporation of the domestic corporation.

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

Name of merging entity, if applicable

and, or;

Name of surviving entity, if applicable

This form must be accompanied by appropriate fees.	Nevada Secretary of State 92A Merger Page 4 Revised: 1-5-15

Articles of Merger (PURSUANT TO NRS 92A.200) Page 5

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

5) Amendments, if any, to the articles or certificate of the surviving entity. Provide article numbers, if available. (NRS 92A.200)*:

At the effective time of this merger, the articles of incorporation of Liberator Medical Holdings, Inc., the surviving entity in the merger, are hereby amended and restated in their entirety as set forth in the Certificate of Amended and Restated Articles of Incorporation of Liberator Medical Holdings, Inc., which is attached to these Articles of Merger and filed herewith.

6) Location of Plan of Merger (check a or b):

☐	(a) The entire plan of merger is attached;

or,

☑	(b) The entire plan of merger is on file at the registered office of the surviving corporation, limited-liability company or business trust, or at the records office address if a limited partnership, or other place of business of the surviving entity (NRS 92A.200).

7) Effective date and time of filing: (optional) (must not be later than 90 days after the certificate is filed)

Date:	Time:

*	Amended and restated articles may be attached as an exhibit or integrated into the articles of merger. Please entitle them “Restated” or “Amended and Restated,” accordingly. The form to accompany restated articles prescribed by the secretary of state must accompany the amended and/or restated articles. Pursuant to NRS 92A.180 (merger of subsidiary into parent - Nevada parent owning 90% or more of subsidiary), the articles of merger may not contain amendments to the constituent documents of the surviving entity except that the name of the surviving entity may be changed.

This form must be accompanied by appropriate fees.	Nevada Secretary of State 92A Merger Page 5
Revised: 1-5-15

Articles of Merger (PURSUANT TO NRS 92A.200) Page 6

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

8) Signatures - Must be signed by: An officer of each Nevada corporation; All general partners of each Nevada limited partnership; All general partners of each Nevada limited-liability limited partnership; A manager of each Nevada limited-liability company with managers or one member if there are no managers; A trustee of each Nevada business trust (NRS 92A.230)*

☐	If there are more than four merging entities, check box and attach an 8 1/2” x 11” blank sheet containing the required information for each additional entity from article eight.

Freedom MergerSub, Inc.
Name of merging entity

X
Signature	Title	Date
Name of merging entity

X
Signature	Title	Date
Name of merging entity

X
Signature	Title	Date
Name of merging entity

X
Signature	Title	Date

and,

Liberator Medical Holdings, Inc.
Name of surviving entity

X
Signature	Title	Date

*	The articles of merger must be signed by each foreign constituent entity in the manner provided by the law governing it (NRS 92A.230). Additional signature blocks may be added to this page or as an attachment, as needed.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State 92A Merger Page 6
Revised: 1-5-15

Exhibit C

OFFICER’S CERTIFICATE

OF

LIBERATOR MEDICAL HOLDINGS, INC.

                         , 2015

Reference is made to that certain Agreement and Plan of Merger, dated as of November 19, 2015 (the “Agreement”), by and among C. R. Bard, Inc., a New Jersey corporation (“Parent”), Freedom MergerSub, Inc., a Nevada corporation and wholly owned subsidiary of Parent (“MergerSub”), and Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. The undersigned,                     , hereby certifies, solely in his capacity as the                      of the Company and not in his individual capacity, on behalf of the Company, as of the date hereof, as follows:

1.	The representations and warranties of the Company contained in Article II of the Agreement (except for those specified in clauses (2), (3) and (4) below) are true and correct in all respects (without giving effect to any materiality or Material Adverse Effect qualifications) in each case as of the date of the Agreement and as of the date hereof (except for such representations and warranties made only as of a specified date, which are true and correct as of the specified date), except for such failures to be true and correct as would not have, individually or in the aggregate, a Material Adverse Effect;

2.	The representations and warranties set forth in the first sentence of Section 2.1 (Organization and Good Standing; Investments), Section 2.4(b) (Capitalization), and Section 2.5 (Subsidiaries), other than the third sentence of Section 2.5(a), of the Agreement are true and correct in all material respects;

3.	The representations and warranties set forth in Section 2.2 (Authorization of Agreement), Section 2.4(d) (Capitalization), Section 2.24 (Financial Advisors) and Section 2.25 (Takeover Laws; Etc.) of the Agreement are true and correct in all respects;

4.	The representations and warranties set forth in Sections 2.4(a) and 2.4(c) (Capitalization) of the Agreement are true and correct in all respects, except for insignificant deviations in numerical amounts; and

5.	The Company has performed and complied in all material respects with all obligations and agreements required in the Agreement and the Company Documents to be performed or complied with by it on or prior to the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on behalf of the Company, and not individually, as of the date first written above.

By:
Name:
Title:

[Signature Page to Company Closing Certificate]

Exhibit D

OFFICER’S CERTIFICATE

OF

PARENT

                         , 2015

Reference is made to that certain Agreement and Plan of Merger, dated as of November 19, 2015 (the “Agreement”), by and among (i) Liberator Medical Holdings, Inc., a Nevada corporation (the “Company”), (ii) C. R. Bard, Inc., a New Jersey corporation (“Parent”), and (iii) Freedom MergerSub, Inc., a Nevada corporation and a wholly-owned Subsidiary of Parent (“MergerSub”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement. The undersigned,                     , hereby certifies, solely in his capacity as the                      of Parent and not in his individual capacity, on behalf of Parent, as of the date hereof, as follows:

(a) the representations and warranties of Parent and MergerSub contained in Article III of the Agreement are true and correct in all respects (without giving effect to any materiality or material adverse effect qualifications), in each case as of the date of the Agreement and as of the date hereof (except for such representations and warranties made only as of a specified date, which are true and correct as of the specified date), except for such failures to be true and correct as would not reasonably be expected to prevent or otherwise have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger; and

(b) Parent and MergerSub have performed and complied in all material respects with all obligations and agreements required by the Agreement and the Parent Documents to be performed or complied with by Parent and MergerSub on or prior to the date hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Officer’s Certificate on behalf of the Parent, and not individually, as of the date first written above.

C. R. Bard, Inc.

By:
Name:
Title:

[Signature Page to Parent Closing Certificate]